Exhibit 10.5
EXECUTION COPY

TERM FACILITY CREDIT AND GUARANTY
AGREEMENT
Dated as of January 31, 2008
Among
DANA HOLDING CORPORATION,
as Borrower
and
THE GUARANTORS PARTY HERETO,
and
CITICORP USA, INC.
as Administrative Agent and Collateral Agent
and
THE INITIAL LENDERS AND THE OTHER LENDERS PARTY HERETO

LEHMAN BROTHERS INC.
as Syndication Agent
and
BARCLAYS CAPITAL
as Documentation Agent

CITIGROUP GLOBAL MARKETS, INC.,
and
LEHMAN BROTHERS INC.
as Joint Lead Arrangers
and
CITIGROUP GLOBAL MARKETS, INC.,
LEHMAN BROTHERS INC.
and
BARCLAYS BANK PLC
as Joint Bookrunners

i

SCHEDULES

Schedule I	—	Commitments and Applicable Lending Offices
Schedule II	—	[Reserved]
Schedule III	—	Affiliated Transactions
Schedule V	—	Agreements with Negative Pledge Clauses
Schedule VI	—	[Reserved]
Schedule VII	—	Excluded Real Property
Schedule 1.01(a)	—	[Reserved]
Schedule 1.01(b)	—	[Reserved]
Schedule 1.01(c)	—	Surviving Debt
Schedule 4.01	—	Equity Investments; Subsidiaries
Schedule 4.01(i)	—	Disclosures
Schedule 4.01(m)	—	Environmental Matters
Schedule 4.01(r)	—	Owned Real Property
Schedule 4.01(s)	—	Leased Real Property - Lessee
Schedule 4.01(t)	—	Leased Real Property - Lessor
Schedule 5.01(u)	—	Post-Closing Obligations
Schedule 5.02(a)	—	Existing Liens
Schedule 5.02(b)	—	Existing Debt
Schedule 5.02(f)	—	Existing Investments
Schedule 5.02(n)	—	Permitted Sales and Lease Backs
EXHIBITS

Exhibit A	—	Form of Term Note
Exhibit B	—	Form of Notice of Borrowing
Exhibit C	—	Form of Assignment and Acceptance
Exhibit D-1	—	Form of Opinion of Jones Day
Exhibit D-2	—	Form of Opinion of Shumaker, Loop & Kendrick, LLP
Exhibit E	—	[Reserved]
Exhibit F	—	[Reserved]
Exhibit G	—	Form of Security Agreement
Exhibit H	—	Form of Guaranty Supplement
Exhibit I	—	[Reserved]
Exhibit J	—	[Reserved]
Exhibit K	—	Intercreditor Agreement
Exhibit L	—	Form of Solvency Certificate
Exhibit M	—	Form of Mortgage
Exhibit N	—	Form of Opinion of Local Counsel

TERM FACILITY CREDIT AND GUARANTY AGREEMENT
          TERM FACILITY CREDIT AND GUARANTY AGREEMENT (this “Agreement”) dated as of January 31, 2008 among DANA HOLDING CORPORATION, a Delaware corporation (the “Borrower”), and each of the direct and indirect subsidiaries of the Borrower signatory hereto (each, a “Guarantor”, and, collectively, together with any person that becomes a Guarantor hereunder pursuant to Section 8.05, the “Guarantors”), the Initial Lenders (as hereinafter defined) and the other banks, financial institutions and other institutional lenders party hereto (each, a “Lender”, and collectively with the Initial Lenders and any other person that becomes a Lender hereunder pursuant to Section 10.07, the “Lenders”), Citicorp USA, Inc. (“CUSA”), as administrative agent (or any successor appointed pursuant to Article VII, the “Administrative Agent”) for the Lenders and the other Secured Parties (each as hereinafter defined), CUSA as collateral agent (or any successor appointed pursuant to Article VII, the “Collateral Agent”) for the Lenders and the other Secured Parties, Citigroup Global Markets, Inc. (“CGMI”) and LEHMAN BROTHERS INC. (“LBI”) as joint lead arrangers (the “Lead Arrangers”), CGMI, LBI and BARCLAYS CAPITAL, the investment banking division of Barclays Bank PLC (“Barclays”), as joint bookrunners (the “Joint Bookrunners”), LBI, as syndication agent (the “Syndication Agent”) and Barclays, as documentation agent (the “Documentation Agent”).
PRELIMINARY STATEMENTS
          (1) Dana Corporation, a Virginia corporation (“Dana Corporation”), and certain of its subsidiaries (collectively, the “Debtors”) are debtors and debtors-in-possession in jointly administered cases, Case No. 06-10354 (BRL) (each a “Case” and collectively, the “Cases”) pending in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) under Chapter 11 of the U.S. Bankruptcy Code (11 U.S.C. §§ 101 et seq.; the “Bankruptcy Code”). The Debtors will be reorganized pursuant to the Reorganization Plan (as hereinafter defined) and subject to the Confirmation Order (as hereinafter defined).
          (2) Pursuant to the Reorganization Plan, the Borrower, which is a newly formed Delaware corporation created in accordance with the Plan Documents (as hereinafter defined), will acquire, directly or indirectly, on the Plan Effective Date, substantially all of the assets and certain liabilities owned by the Debtors immediately prior to the effectiveness of the Reorganization Plan (the “Dana Reorganization”). Following the consummation of the Dana Reorganization, Dana Corporation will be merged with and into Dana Companies, LLC, a newly formed Virginia limited liability company (“Old Dana”) that will be owned by the Borrower, with Old Dana as the surviving entity.
          (3) In order to finance in part the distributions to be made under the Reorganization Plan, to pay the fees and expenses associated therewith and for working capital and general corporate purposes of the Borrower and its Subsidiaries (the “Financing Requirements”), the Borrower has requested that simultaneously with the consummation of the Reorganization Plan, the Lenders extend credit to the Borrower under credit facilities comprising (a) a senior secured first-lien asset based revolving credit facility in an aggregate principal amount of $650,000,000 and (b) a senior secured first-lien term facility, to be made available to
Dana—Term Facility and Guaranty Agreement

the Borrower on the date each Reorganization Plan becomes effective (the “Plan Effective Date”).
          (4) The Borrower intends to meet the balance of the Financing Requirements with the proceeds of not less than $790,000,000 in preferred equity of the Borrower being issued to, among others, Centerbridge Partners, L.P. (“Centerbridge”), pursuant to the Investment Agreement (the “Centerbridge Investment Agreement”) dated as of July 26, 2007 between Centerbridge and Dana Corporation.
          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
          Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
          “ACH” means automated clearinghouse transfers.
          “Access Rights Agreement” means that certain Access Rights Agreement by and between Dana Corporation and General Motors Company dated on or about September 14, 2007, a copy of which has been provided to the Administrative Agent prior to the Closing Date.
          “Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (i) the acquisition of all or substantially all of the assets of any Person, or any business or division of any Person, (ii) the acquisition or ownership of in excess of 50% of the Equity Interests in any Person, or (iii) the acquisition of another Person by a merger, consolidation, amalgamation or any other combination with such Person.
          “Activities” has the meaning specified in Section 7.08.
          “Administrative Agent” has the meaning specified in the recital of parties to this Agreement.
          “Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent with Citibank, N.A. and identified to the Borrower and the Lenders from time to time.
          “Advance” means a Term Advance.
          “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and

Dana—Term Credit and Guaranty Agreement

policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.
          “Affiliated Lender” has the meaning specified in the definition of “Eligible Assignee”.
          “Agent Parties” has the meaning specified in Section 10.02(c).
          “Agent-Related Persons” means, the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Agents and Affiliates.
          “Agents” means the Administrative Agent, the Collateral Agent, the Syndication Agent, the Documentation Agent and the Lead Arrangers.
          “Agents Group” has the meaning specified in Section 7.08.
          “Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount equal to: (a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the “Master Agreement”), the amount, if any, that would be payable by any Loan Party or any of its Subsidiaries to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) such Loan Party or Subsidiary was the sole “Affected Party,” and (iii) the Administrative Agent was the sole party determining such payment amount (with the Administrative Agent making such determination pursuant to the provisions of the form of Master Agreement); (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss or gain on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party to such Hedge Agreement based on the settlement price of such Hedge Agreement on such date of determination; or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss or gain on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party to such Hedge Agreement determined as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party or Subsidiary exceeds (ii) the present value of the future cash flows to be received by such Loan Party or Subsidiary pursuant to such Hedge Agreement; capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above described Master Agreement.
          “Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.
          “Applicable Margin” means 3.75% per annum, in the case of Eurodollar Rate Advances, and 2.75% per annum, in the case of Base Rate Advances.
          “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Dana—Term Credit and Guaranty Agreement

          “Asset Sale” means any sale, lease, transfer or other disposition of property or series of related sales, leases, transfers or other dispositions of property by the Borrower and its Subsidiaries pursuant to clause (ix) of Section 5.02(g) that yields Net Cash Proceeds to the Borrower and its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $5,000,000 (provided that the aggregate amount of all net cash proceeds excluded from the definition of “Asset Sale” pursuant to the foregoing threshold shall not exceed an aggregate amount of $25,000,000 in any Fiscal Year).
          “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 10.07 and in substantially the form of Exhibit C hereto.
          “Bankruptcy Code” has the meaning specified in the Preliminary Statements.
          “Bankruptcy Court” has the meaning specified in the Preliminary Statements and means the United States District Court for the Southern District of New York when such court is exercising direct jurisdiction over the Cases.
          “Barclays” has the meaning specified in the recital of parties to this Agreement.
          “Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:
          (a) the rate of interest announced publicly by Citibank, N.A. in New York, New York, from time to time, as Citibank N.A.’s base rate;
          (b) the sum (adjusted to the nearest 1/4 of 1% or, if there is no nearest 1/4 of 1%, to the next higher 1/4 of 1%) of (i) 1/2 of 1% per annum, plus (ii) the rate obtained by dividing (A) the latest three week moving average of secondary market morning offering rates in the United States for three month certificates of deposit of major United States money market banks, such three week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three week period ending on the previous Friday by Citibank N.A. on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank N.A. from three New York certificate of deposit dealers of recognized standing selected by Citibank N.A., by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank N.A. with respect to liabilities consisting of or including (among other liabilities) three month U.S. dollar non personal time deposits in the United States, plus (iii) the average during such three week period of the annual assessment rates estimated by Citibank N.A. for determining the then current annual assessment payable by Citibank N.A. to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits in the United States; and

Dana—Term Credit and Guaranty Agreement

          (c) 1/2 of 1% per annum above the Federal Funds Rate.
          “Borrower” has the meaning specified in the recital of parties to this Agreement.
          “Borrower’s Account” means the account of the Borrower maintained by the Borrower and specified in writing to the Administrative Agent from time to time.
          “Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by the Lenders.
          “Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.
          “Call Premium” means (a) in the case of prepayments made on or prior to the first anniversary of the Closing Date, 102% of the principal amount prepaid and (b) in the case of prepayments made after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, 101% of the principal amount prepaid.
          “Capital Expenditures” means, for any Person for any period, the sum (without duplication) of all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.
          “Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
          “Cases” has the meaning specified in the Preliminary Statements.
          “Cash Equivalents” means any of the following, to the extent owned by any Loan Party free and clear of all Liens other than Liens created under the Collateral Documents or claims or Liens permitted pursuant to this Agreement and having a maturity of not greater than 12 months from the date of issuance thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) certificates of deposit of or time deposits with any commercial bank that is a Lender or a member of the Federal Reserve System that issues (or the parent of which issues) commercial paper rated as described in clause (c), is organized under the laws of the United States or any state thereof and has combined capital and surplus of at least $500,000,000, (c) commercial paper in an aggregate amount of no more than $10,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any state of the United States and rated at least “Prime 1” (or the then equivalent grade) by Moody’s or “A 1” (or the then equivalent

Dana—Term Credit and Guaranty Agreement

grade) by S&P or (d) Investments, classified in accordance with GAAP, as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, or (e) offshore overnight interest bearing deposits in foreign branches of Citibank, N.A., any Lender or an Affiliate of a Lender.
          “Cash Management Obligations” means all Obligations of any Loan Party owing to a Lender (or a banking Affiliate of a Lender) in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any ACH transfers of funds.
          “Centerbridge” has the meaning specified in the Preliminary Statements.
          “Centerbridge Investment Agreement” has the meaning specified in the Preliminary Statements.
          “CFC” means any (i) Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of the Code section 957(a) and (ii) domestic Subsidiary the sole assets of which consist of the Equity Interests of any Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of the Code section 957(a).
          “CGMI” has the meaning specified in the recital of parties to this Agreement.
          “Change of Control” means and shall be deemed to have occurred upon the occurrence of any of the following events: (i) any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, and regulations promulgated thereunder), other than Centerbridge or any of its Affiliates, shall have acquired beneficial ownership of more than 40% of the outstanding Equity Interests in the Borrower and (ii) after the Closing Date, the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (A) nominated by the board of directors of the Borrower nor (B) appointed by the directors so nominated.
          “Closing Date” has the meaning specified in Section 3.01.
          “CNAI” means Citigroup North America, Inc.
          “Collateral” means all “Collateral” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
          “Collateral Agent” has the meaning specified in the recital of parties to this Agreement.
          “Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreement, the Mortgages and any other agreement that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

Dana—Term Credit and Guaranty Agreement

          “Commitment” means a Term Commitment.
          “Communications” has the meaning specified in Section 10.02(b).
          “Company Material Adverse Effect” means any change, effect, event or condition that has had or could reasonably be expected to have a material adverse effect (a) on the business, results of operations or financial condition of Dana Corporation and its Subsidiaries, taken as a whole, or (b) that would prevent the Borrower from timely consummating the transactions contemplated hereby in all material respects; provided, however, that the definition of “Company Material Adverse Effect” does not include facts, circumstances, events, changes, effects or occurrences (i) generally affecting the industry in which Dana Corporation and its Subsidiaries or their customers operate, or the economy or the financial, credit or securities markets, in the United States or other countries in which Dana Corporation or its Subsidiaries operate, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, or any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism (other than any of the foregoing that causes any damage or destruction to or renders physically unusable or inaccessible any facility or property of Dana Corporation or any of its Subsidiaries); (ii) reflecting or resulting from changes in law or GAAP (or authoritative interpretations thereof); (iii) to the extent resulting from the announcement of the New Equity Investment and the transactions contemplated thereby, including any lawsuit related thereto or any loss or threatened loss of or adverse change or threatened adverse change, in each case resulting there from, in the relationship of Dana Corporation or its Subsidiaries with its customers, suppliers, employees or others; (iv) resulting from changes in the market price or trading volume of Dana Corporation securities, provided that the exceptions in this clause (iv) are strictly limited to any such change or failure in and of itself and will not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such change or such failure has resulted in, or contributed to a Company Material Adverse Effect; (v) resulting from the suspension of trading in securities generally on any U.S. national securities exchange; or (vi) resulting from changes in the pool of claims (as such term is defined in Section 1.01(5) of the Bankruptcy Code); except to the extent that, with respect to clauses (i) and (ii), the impact of such fact, circumstance, event, change, effect or occurrence is disproportionately adverse to Dana Corporation and its Subsidiaries, taken as a whole, as compared to other Persons engaged in the industries in which the Loan Parties compete.
          “Confidential Information” means any and all material non-public information delivered or made available by any Loan Party or any Subsidiary of a Loan Party relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is or has been made available publicly by a Loan Party or any Subsidiary thereof.
          “Confidential Information Memorandum” means the confidential information memorandum that will be used by the Lead Arrangers in connection with the syndication of the Commitments.
          “Confirmation Order” shall have the meaning specified in Section 3.01(a).

Dana—Term Credit and Guaranty Agreement

          “Consolidated” refers to the consolidation of accounts in accordance with GAAP.
          “Consolidated Funded Debt” means, with respect to the Borrower and its Subsidiaries, at any date of determination, the sum of (i) all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of the Borrower and its Subsidiaries at such date and (ii) without duplication, Capitalized Leases.
          “Consolidated Interest Expense” means, with respect to the Borrower and its Subsidiaries for any period, total interest expense (including that attributable to Capitalized Leases in accordance with GAAP) with respect to all outstanding Debt, including, without limitation, the Obligations owed with respect thereto, but excluding (i) any interest not currently payable in cash with respect to such period and (ii) any non-cash amortization or write-down of any deferred financing fees or amortization of original issue discount of any Debt, all as determined on a Consolidated basis in accordance with GAAP. For purposes of the foregoing, interest expense of the Borrower and its Subsidiaries shall be determined after giving effect to any net payments made or received by the Borrower and its Subsidiaries with respect to interest rate Hedging Agreements.
          “Conversion”, “Convert” and “Converted” each refers to the conversion of Advances from one Type to Advances of the other Type.
          “Credit Card Program” means the (i) Citibank Business Card Purchasing Card Agreement, dated August 31, 1994, between Citibank (South Dakota), N.A. and Dana Corporation, (ii) Citibank Purchasing Card Agreement, dated January 18, 2005, between Citibank International plc and Dana Corporation, and (iii) Citibank Corporate Card Agreement, dated January 24, 2005, between Citibank International plc and Dana Corporation, each as amended, restated, or otherwise modified from time to time, or any replacement of any of the foregoing or any additional credit card programs for the same or substantially similar purposes; provided that the aggregate principal amount of Debt outstanding with respect to clauses (i), (ii) and (iii) shall not exceed $25,000,000.
          “CUSA” has the meaning specified in the recital of parties to this Agreement.
          “Dana Reorganization” has the meaning specified in the Preliminary Statements to this Agreement.
          “DCC” means Dana Credit Corporation, a Delaware corporation.
          “DCC Entity” means DCC or any of its Subsidiaries.
          “Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such

Dana—Term Credit and Guaranty Agreement

Person as lessee under Capitalized Leases, (f) all reimbursement obligations, whether contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all mandatory obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in cash in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Guarantee Obligations and Synthetic Debt of such Person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations. The amount of any Debt related to clause (j) above shall be deemed to be equal to the lesser of (a) the amount of such Debt so secured or (b) the fair market value of the property subject to such Lien.
          “Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
          “Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
          “Defaulted Advance” means, with respect to any Lender at any time, the portion of any Advance required to be made by such Lender to the Borrower pursuant to Section 2.01 or 2.02 at or prior to such time which has not been made by such Lender or by the Administrative Agent for the account of such Lender pursuant to Section 2.02(e) as of such time. In the event that a portion of a Defaulted Advance shall be deemed made pursuant to Section 2.15(a), the remaining portion of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to Section 2.01 on the same date as the Defaulted Advance so deemed made in part.
          “Defaulted Amount” means, with respect to any Lender at any time, any amount required to be paid by such Lender to the Administrative Agent or any other Lender hereunder or under any other Loan Document at or prior to such time which has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender to (a) the Administrative Agent pursuant to Section 2.02(e) to reimburse the Administrative Agent for the amount of any Advance made by the Administrative Agent for the account of such Lender, (b) any other Lender pursuant to Section 2.13 to purchase any participation in Advances owing to such other Lender and (c) the Administrative Agent pursuant to Section 7.07 to reimburse the Administrative Agent for such Lender’s ratable share of any amount required to be paid by the Lenders to the Administrative Agent as provided therein. In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.15(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid

Dana—Term Credit and Guaranty Agreement

hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.
          “Defaulting Lender” means, at any time, any Lender that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount or (b) shall take any action or be the subject of any action or proceeding under any Debtor Relief Law.
          “DIP Credit Agreement” means the Amended and Restated Senior Secured Superpriority Debtor in Possession Credit Agreement dated as of April 13, 2006, as amended by Amendment No. 1 dated as of January 25, 2007, among Dana Corporation, as borrower, the guarantors party thereto, Citicorp North America, Inc., as administrative agent, and the lenders party thereto.
          “Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) is mandatorily redeemable in whole or in part prior to the Maturity Date, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for Debt or any Equity Interest referred to in (a) above prior to the Maturity Date, or (c) contains any mandatory repurchase obligation which comes into effect prior to the Maturity Date, provided that any Equity Interest that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interest is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interest upon the occurrence of a Change of Control shall not constitute Disqualified Capital Stock.
          “Documentation Agent” has the meaning specified in the recital of parties to this Agreement.
          “Dollar” means the lawful currency of the United States.
          “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.
          “Dong Feng” means Dongfeng Dana Axle Company Limited (Business License Registration Number 4206001351648), a Sino-foreign joint venture enterprise with limited liability duly formed under the laws of the Peoples Republic of China, with its legal address at 10th Floor, Torch Building, Hi-Tech Industry Development Zone, Xiangfan Municipality, Hubei Province, PRC. Pursuant to that certain Sale and Asset Purchase Agreement, dated as of March 10, 2005, as amended March 14, 2007, the equity of Dong Feng is owned by Dongfeng Motor Co., Ltd (75.23%), Dongfeng (Shiyan) Industrial Company (10.96%), Dongfeng Motor Corporation (9.81%) and Dana Mauritius (4%).
          “Earn-Out Obligations” means purchase price adjustments, earnouts and similar obligations, in each case, with respect to any Permitted Acquisition.

Dana—Term Credit and Guaranty Agreement

          “EBITDA” means, for any period, without duplication (a) the sum, determined on a Consolidated basis, of (i) net income (or net loss), (ii) interest expense and facility fees, unused commitment fees, letter of credit fees and similar fees, (iii) income tax expense, (iv) depreciation expense, (v) amortization expense, (vi) non recurring, transactional or unusual losses deducted in calculating net income less non recurring, transactional or unusual gains added in calculating net income, (vii) in each case without duplication, cash Restructuring Charges to the extent deducted in computing net income for such period and settled or to be settled in cash during such period in an aggregate amount not to exceed $100,000,000 in Fiscal Year 2008, an amount not to exceed $50,000,000 in the aggregate in any other Fiscal Year and an amount not to exceed $170,000,000 in the aggregate during the term of this Agreement, in each case of the Borrower and its Subsidiaries, determined in accordance with GAAP for such period, (viii) non-cash Restructuring Charges and related non-cash losses or other non-cash charges resulting from the writedown in the valuation of any assets, in each case of the Borrower and its Subsidiaries, determined in accordance with GAAP for such period, (ix) without duplication, net losses from discontinued operations, (x) amounts associated with stock options or restricted stock expense, (xi) minority interest expense, (xii) losses or expenses associated with the Agreement Value of Hedge Agreements, and (xiii) post-emergence costs associated with the continued cost of the Reorganization Plan in an aggregate amount not to exceed $20,000,000 in Fiscal Year 2008 and not to exceed $5,000,000 in any other Fiscal Year, (xiv) non-cash currency losses on intercompany loans or advances, and (xv) losses of affiliates accounted for on an equity basis; minus (b) (i) net income from discontinued operations, (ii) earnings of affiliates accounted for on an equity basis, (iii) interest income, (iv) any income or gain associated with the Agreement Value of Hedge Agreements, and (v) non-cash currency income or gains on intercompany loans or advances.
          “ECF Percentage” shall mean, with respect to any Fiscal Year, 50%, provided, that the ECF Percentage shall be reduced to 25%, if the Total Leverage Ratio, as of the last day of the last Fiscal Quarter of such Fiscal Year, is less than 2.0 to 1.00.
          “Eligible Assignee” means with respect to any Facility, (i) a Lender; (ii) an Affiliate of a Lender; (iii) an Approved Fund; and (iv) any other Person (other than an individual) approved by the Administrative Agent; provided, however, that no Loan Party (or any Affiliate of a Loan Party) shall qualify as an Eligible Assignee under this definition. Notwithstanding the foregoing, assignments to an Affiliate of a Loan Party shall be permitted so long as (A) the aggregate amount of Commitments of such assignee immediately after giving effect to such assignment is less than 10% of the then outstanding aggregate principal amount of Advances and (B) such assignee agrees in writing not to exercise any of the rights and obligations afforded to an Eligible Assignee pursuant to Section 10.01 (any such assignee being referred to herein as an “Affiliated Lender”).
          “Environmental Action” means any action, suit, written demand, demand letter, written claim, written notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit, any Hazardous Material, or arising from alleged injury or threat to public or employee health or safety, as such relates to the actual or alleged exposure to Hazardous Material, or to the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response,

Dana—Term Credit and Guaranty Agreement

remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
          “Environmental Law” means any applicable federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction or decree, or judicial or agency interpretation, relating to pollution or protection of the environment, public or employee health or safety, as such relates to the actual or alleged exposure to Hazardous Material, or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
          “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
          “Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized on any date of determination.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
          “ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party (other than an Excluded Subsidiary), or under common control with any Loan Party (other than an Excluded Subsidiary), within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code.
          “ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any ERISA Plan unless the 30 day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of subSection (1) of Section 4043(b) of ERISA (without regard to subSection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of an ERISA Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such ERISA Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to an ERISA Plan; (c) the provision by the administrator of any ERISA Plan of a notice of intent to terminate such ERISA Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in

Dana—Term Credit and Guaranty Agreement

Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any ERISA Plan; (g) the adoption of an amendment to an ERISA Plan requiring the provision of security to such ERISA Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate an ERISA Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such ERISA Plan.
          “ERISA Plan” means a Single Employer Plan or a Multiple Employer Plan.
          “Euro” means the single currency of Participating Member States of the European Union.
          “Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.
          “Eurodollar Rate” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period (provided that, if for any reason such rate is not available, the term “Eurodollar Rate” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period); provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates) by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period; notwithstanding the calculation of Eurodollar Rate set forth herein, for all purposes set forth in the Loan Documents, except for purposes of determining Consolidated Interest Expense, for the first twenty-four months immediately following the Closing Date the applicable Eurodollar Rate shall be no less than 3.00%.
          “Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).
          “Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve

13	Dana-Term Facility and Guaranty Agreement

System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.
          “European Subsidiaries” means the European subsidiaries of the Borrower party to the Existing Receivables Facility, whether now existing or hereafter formed.
          “Events of Default” has the meaning specified in Section 6.01.
          “Excess Cash Flow” means, for any period, without duplication, the excess, if any, of (a) the sum, determined on a Consolidated basis, of (i) net income (or net loss), (ii) the amount of non-cash charges (including depreciation and amortization) deducted in arriving at such net income (or net loss) for such period and (iii) to the extent included in the calculation of net income for such period, any loss on the sale of assets or any loss associated with stock options or restricted options, over (b) the sum, determined on a Consolidated basis, of (i) the amount of non-cash credits in accordance with GAAP included in arriving at such net income (or net loss) for such period, (ii) the unfinanced portion of all of Capital Expenditures of the Borrower and its Subsidiaries during such period (excluding the principal amount of Debt incurred in connection with such expenditures), (iii) the aggregate amount of all regularly scheduled principal payments of long-term Debt of the Borrower and its Subsidiaries made during such period (other than payments in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (iv) the aggregate amount of cash paid by the Borrower and its Subsidiaries for Restructuring Charges during such period, (vi) aggregate amount of expenditures made by the Borrower and its Subsidiaries during such period to the extent directly related to Investments made by the Borrower and its Subsidiaries after the Closing Date pursuant to Section 5.02(f)(xiv) but only to the extent that such expenditures are directly associated with Dong Feng and Permitted Acquisitions, in each case to the extent made with internally generated cash, (vii) the amount of Restricted Payments made pursuant to Section 5.02(d), and (vii) to the extent included in the calculation of net income for such period, any gain on the sale of assets or any gain associated with stock options or restricted options, the payment of any fees or expenses associated with the entering into the Loan Documents and the Revolving Facility Loan Documents to the extent capitalized.
Notwithstanding the foregoing, the calculation of Excess Cash Flow for the Fiscal Year ended December 31, 2008 shall be calculated for the period from February 1, 2008 through December 31, 2008.
          “Excluded Earn-Out Obligations” means Earn-Out Obligations (a) incurred in connection with any Permitted Acquisition in an amount which, taken together with all existing Earn-Out Obligations, does not exceed 25% of the future EBITDA attributable to such acquired Person or Persons determined after giving effect to such Permitted Acquisition and (b) subject to terms pursuant to which payments in respect thereof during the occurrence and continuance of an Event of Default may accrue, but shall not be payable in cash during such period, but may be payable in cash upon the cure or waiver of such Event of Default.

Dana—Term Credit and Guaranty Agreement

          “Excluded Real Property” means each parcel of real property set forth on Schedule VII.
          “Excluded Subsidiaries” means each DCC Entity and Old Dana and each of its Subsidiaries following the consummation of the Dana Reorganization.
          “Existing Debt” means Debt of each Loan Party and its Subsidiaries outstanding immediately before the occurrence of the Closing Date.
          “Existing Receivables Facility” means the sale and securitization of certain accounts receivables of the European Subsidiaries pursuant to the (a) a Receivables Loan Agreement, dated as of July 18, 2007, between Dana Europe Financing (Ireland) Limited, a limited liability company organized under the laws of Ireland as a special purpose entity to purchase the transferred receivables, and GE Leveraged Loans Limited that provides for a five-year accounts receivable securitization facility under which €170 million in financing will be available to those European Subsidiaries, and (b) receivables purchase agreements and related agreements, as applicable, pursuant to which the European Subsidiaries, directly or indirectly, sell certain accounts receivables to Dana Europe Financing (Ireland) Limited.
          “Facility” means the Term Facility.
          “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
          “Fee Letter” means the fee letter dated November 27, 2007 among the Borrower, the Initial Lenders and the Lead Arrangers, as amended.
          “Financing Requirements” has the meaning specified in the Preliminary Statements.
          “Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarter shall end on the last day of each March, June, September and December of such Fiscal Year in accordance with the fiscal accounting calendar of the Borrower and its Subsidiaries.
          “Fiscal Year” means a fiscal year of the Borrower and its Subsidiaries ending on December 31.
          “Foreign Subsidiary” means, at any time, any of the direct or indirect Subsidiaries of the Borrower that are organized outside of the laws of the United States, any state thereof or the District of Columbia at such time.

Dana—Term Credit and Guaranty Agreement

          “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
          “GAAP” has the meaning specified in Section 1.03.
          “Getrag Sale” means the option in favor of GETRAG Getriebe-und Zahnradfabrik Hermann Hagenmeyer GmbH & Cie KG, or its delegate, to acquire a share, owned by Dana Corporation (or its assign), in the nominal value of EUR 1,050,000 in GETRAG DANA Holding GmbH, a German limited liability company with a total share capital of EUR 2,500,000, registered in the commercial register of the local court (Amtsgericht) Stuttgart under HRB 108407, pursuant to that certain Axle Agreement by and among GETRAG US Holding GmbH, GETRAG and Dana Corporation as of August 24, 2007, as amended, as set forth in the deeds, role of deeds numbers 817/2007 and 818/2007, of the notary Dr. Karl-Heinz Klett registered in Stuttgart, Germany, as last amended by the Amendment No. 1 of September 27, 2007, as set forth in the deed, role of deeds no 918/2007, of the notary Dr. Karl-Heinz Klett.
          “Granting Lender” has the meaning specified in Section 10.07(k).
          “Guarantee Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co making, discounting with recourse or sale with recourse by such Person of the primary obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guarantee Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.
          “Guaranteed Obligations” has the meaning specified in Section 8.01.
          “Guarantor” has the meaning specified in the recital of parties to this Agreement.
          “Guaranty” has the meaning specified in Section 8.01.

Dana—Term Credit and Guaranty Agreement

          “Hazardous Materials” means (a) petroleum or petroleum products, by products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, mold and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous, toxic or words of similar import under any Environmental Law.
          “Hedge Agreements” means interest rate swaps, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.
          “Hedge Bank” means any Lender or an Affiliate of a Lender in its capacity as a party to a Secured Hedge Agreement; provided that in the case of any Secured Hedge Agreement entered into pursuant to Section 5.01(t), such relevant Lender (or such Affiliate) provided a Term Commitment of at least $15,000,000 during the primary syndication of the Term Facility.
          “Indemnified Liabilities” has the meaning specified in Section 10.04(b).
          “Indemnitees” has the meaning specified in Section 10.04(b).
          “Informational Website” has the meaning specified in Section 5.03.
          “Initial Extension of Credit” means the initial Borrowing.
          “Initial Lenders” means the banks, financial institutions and other institutional lenders listed on the signature pages hereof; provided that any such bank, financial institution or other institutional lender shall cease to be an Initial Lender on any date on which it ceases to have a Commitment.
          “Insufficiency” means, with respect to any ERISA Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.
          “Intellectual Property Security Agreement” has the meaning specified in Section 3.01(a)(iii)(D).
          “Intercreditor Agreement” means an Intercreditor Agreement dated as of the Closing Date by and among the Collateral Agent, the collateral agent in respect of the Revolving Credit Facility and the Loan Parties, substantially in the form of Exhibit K hereto.
          “Interest Coverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated EBITDA of the Borrower for such Test Period to (b) Consolidated Interest Expense of the Borrower for such Test Period.
          “Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower

Dana—Term Credit and Guaranty Agreement

pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three, six months (or, if consented to by all Lenders, nine months or twelve months), as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
          (a) the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance under a Facility that ends after any principal repayment installment date for such Facility unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to such principal repayment installment date for such Facility shall be at least equal to the aggregate principal amount of Advances under such Facility due and payable on or prior to such date;
          (b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;
          (c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
          (d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
          “Investment” means, with respect to any Person, (a) any direct or indirect purchase or other acquisition (whether for cash, securities, property, services or otherwise) by such Person of, or of a beneficial interest in, any Equity Interests or Debt of any other Person, (b) any direct or indirect purchase or other acquisition (whether for cash, securities, property, services or otherwise) by such Person of all or substantially all of the property and assets of any other Person or of any division, branch or other unit of operation of any other Person, and (c) any direct or indirect loan, advance, other extension of credit or capital contribution by such Person to, or any other investment by such Person in, any other Person (including, without limitation, any arrangement pursuant to which the investor incurs indebtedness of the types referred to in clause (i) or (j) of the definition of “Debt” set forth in this Section 1.01 in respect of such other Person).
          “Joint Bookrunners” has the meaning specified in the recitals of parties to this Agreement.
          “LBI” has the meaning specified in the recital of parties to this Agreement.

Dana—Term Credit and Guaranty Agreement

          “Lead Arrangers” has the meaning specified in the recital of parties to this Agreement.
          “Lenders” has the meaning specified in the recital of parties to this Agreement. For purposes of Section 10.01 (and any other provisions requiring the consent or approval of the Lenders set forth herein), the definition of “Lenders” shall exclude Affiliated Lenders.
          “Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
          “Loan Documents” means (i) this Agreement, (ii) the Notes, if any, (iii) the Collateral Documents, (iv) the Fee Letter, (v) solely for purposes of the Collateral Documents, each Secured Hedge Agreement, (vi) the Intercreditor Agreement and (vii) any other document, agreement or instrument executed and delivered by a Loan Party in connection with the Term Facility, in each case as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.
          “Loan Parties” means, collectively, the Borrower and the Guarantors.
          “Margin Stock” has the meaning specified in Regulation U.
          “Material Adverse Change” means any event or occurrence that has resulted in or would reasonably be expected to result in any material adverse change in the business, financial or other condition, operations or properties of the Borrower and its Subsidiaries, taken as a whole (other than events publicly disclosed prior to the commencement of the Cases and the commencement and continuation of the Cases and the consequences that would normally result therefrom); provided that events, developments and circumstances disclosed in public filings and press releases of the Borrower and any other events of information made available in writing to the Lead Arrangers, in each case at least three days prior to the Closing Date, shall not be considered in determining whether a Material Adverse Change has occurred, although subsequent events, developments and circumstances relating thereto may be considered in determining whether or not a Material Adverse Change has occurred.
          “Material Adverse Effect” means a material adverse effect on (a) the business, financial or other condition, operations or properties of the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender under any Loan Document or (c) the ability of any Loan Party to perform its Obligations under any Loan Document to which it is or is to be a party; provided that events, developments and circumstances disclosed in public filings and press releases of the Borrower and any other events of information made available in writing to the Lead Arrangers, in each case at least three days prior to the Closing Date, shall not be considered in determining whether a Material Adverse Effect has occurred, although subsequent events, developments and circumstances relating thereto may be considered in determining whether or not a Material Adverse Effect has occurred.
          “Material Real Property” means any (i) parcel of real property having a fair market value in excess of $1,000,000 and (ii) leasehold properties (x) that are greater than

Dana—Term Credit and Guaranty Agreement

100,000 square feet, (y) the annual rental payments with respect to such leasehold property are greater than $5,000,000 and (z) the term of such leasehold property expires after the Maturity Date; provided; that real property excluded in the definition of Material Subsidiary shall not be deemed Material Real Property. Notwithstanding the forgoing, the definition of Material Real Property shall exclude the Excluded Real Property.
          “Material Subsidiary” means, on any date of determination, any Subsidiary of the Borrower that, on such date, has (i) assets with a book value equal to or in excess of $5,000,000, (ii) annual net income in excess of $5,000,000 or (iii) liabilities in an aggregate amount equal to or in excess of $5,000,000; provided, however, that in no event shall all Subsidiaries of the Borrower that are not Material Subsidiaries have (i) in the case of all such Subsidiaries organized under the laws of a jurisdiction located within the United States (A) assets with an aggregate book value in excess of $5,000,000, (B) aggregate annual net income in excess of $5,000,000 or (C) liabilities in an aggregate amount in excess of $5,000,000 and (ii) in the case of all such Subsidiaries (A) assets with an aggregate book value in excess of $20,000,000, (B) aggregate annual net income in excess of $20,000,000 or (C) liabilities in an aggregate amount in excess of $20,000,000.
          “Maturity Date” means the date that is seven years following the Closing Date.
          “Moody’s” means Moody’s Investor Services, Inc.
          “Mortgages” shall mean deeds of trust, trust deeds, mortgages, leasehold mortgages and leasehold deeds of trust substantially in the form of Exhibit M hereto (with such changes as may be reasonably satisfactory to the Administrative Agent and its counsel to account for local law matters) and otherwise in form and substance satisfactory to the Administrative Agent, pursuant to which, among other things, a Loan Party owning or leasing real property grants a Lien on such real property securing the Secured Obligations to the Administrative Agent (or Collateral Agent) for its own benefit and the benefit of the other Secured Parties.
          “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
          “Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained within any of the preceding five plan years and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
          “Net Cash Proceeds” means:
          (a) with respect to any Asset Sale or Recovery Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Asset Sale or Recovery Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so

Dana—Term Credit and Guaranty Agreement

received) over (ii) the sum of (A) the principal amount of any Debt (other than Debt under the Loan Documents) that is secured by any such asset and that is required to be repaid in connection with such Asset Sale or Recovery Event, (B) in the case of Net Cash Proceeds received by a Foreign Subsidiary, the principal amount of any Debt of Foreign Subsidiaries permanently prepaid or repaid with such proceeds, (C) the reasonable and customary out-of-pocket costs, fees (including investment banking fees), commissions, premiums and expenses incurred by the Borrower or its Subsidiaries, and (D) federal, state, provincial, foreign and local taxes reasonably estimated (on a Consolidated basis) to be actually payable within the current or the immediately succeeding tax year as a result of any gain recognized in connection therewith; provided, however, that Net Cash Proceeds shall not include the first $100,000,000 of net cash receipts received after the Closing Date from sales, leases, transfers or other dispositions of assets by Foreign Subsidiaries permitted by Section 5.02(g)(ix); and
          (b) with respect to the sale or issuance of any Equity Interests by any Loan Party or any of its Subsidiaries, or the incurrence or issuance of any Debt by any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable out-of-pocket fees and expenses, incurred by such Loan Party or such Subsidiary in connection therewith.
          “New Equity Investment” means the new preferred Equity Interests to be issued in connection with the Plan.
          “Non-Consenting Lender” shall have the meaning specified in Section 10.01.
          “Non-Loan Party” means any Subsidiary of a Loan Party that is not a Loan Party.
          “Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Term Advances made by such Lender.
          “Notice of Borrowing” has the meaning specified in Section 2.02(a).
          “Notice of Default” has the meaning specified in Section 7.05.
          “Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding under any Debtor Relief Law. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, reasonable attorneys’ fees and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender , in its sole discretion, may elect to pay or advance on behalf of such Loan Party.
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          “Old Dana” has the meaning specified in the Preliminary Statements.
          “Other Taxes” has the meaning specified in Section 2.12(b).
          “Outstanding Amount” means with respect to Advances on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Advances, as the case may be, occurring on such date.
          “Participating Member States” has the meaning given to it in Council Regulation EC No. 1103/97 of 17 June 1997 made under Article 235 of the Treaty on European Union.
          “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.
          “PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
          “Permitted Acquisition” means any Acquisition by the Borrower or any of its Subsidiaries; provided that (A) such Acquisition shall be in property and assets which are part of, or in lines of business that are, substantially the same lines of business as (or ancillary to) one or more of the businesses of the Borrower and its Subsidiaries in the ordinary course; (B) any determination of the amount of consideration paid in connection with such investment shall include all cash consideration paid, including Earn-Out Obligations (other than Excluded Earn-Out Obligations), the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers of such investment, and the principal amount of all assumptions of debt, liabilities and other obligations in connection therewith; and (C) immediately before and immediately after giving effect to such Acquisition, (1) no Default or Event of Default shall have occurred and be continuing and (2) the Borrower and its Subsidiaries shall be in pro forma compliance with all of the financial covenants set forth in Section 5.04 hereof (compliance with this clause (2) shall be determined, in the case of any Permitted Acquisition in excess of $20,000,000, on the basis of audited financial statements (or, if such audited financial statements are unavailable, other historical financial information reasonably acceptable to the Administrative Agent) for such investment as though such investment had been consummated as of the first day of the fiscal period).
          “Permitted Lien” means (i) liens in favor of the Administrative Agent and/or the Collateral Agent for the benefit of the Secured Parties and the other parties intended to share the benefits of the Collateral granted pursuant to any of the Loan Documents; (ii) liens for taxes and other obligations or requirements owing to or imposed by governmental authorities existing or having priority, as applicable, by operation of law which in either case (A) are not yet overdue or (B) are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted so long as appropriate reserves in accordance with GAAP shall have been made with respect to such taxes or other obligations; (iii) statutory liens of banks and other financial institutions (and rights of set-off), (iv) statutory liens of landlords, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other liens imposed by law (other than any such lien imposed pursuant to Section 430(k) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (A) for amounts not yet
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overdue or (B) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts; (v) liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (vi) liens, pledges and deposits to secure the performance of tenders, statutory obligations, performance and completion bonds, surety bonds, appeal bonds, bids, leases, licenses, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations; (vii) easements, rights-of-way, zoning restrictions, licenses, encroachments, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business, in each case that were not incurred in connection with and do not secure Debt and do not materially and adversely affect the use of the property encumbered thereby for its intended purposes; (viii) (A) any interest or title of a lessor under any lease by the Borrower or any Subsidiary of the Borrower and (B) any leases or subleases by the Borrower or any Subsidiary of the Borrower to another Person(s) in the ordinary course of business do not materially and adversely affect the use of the property encumbered thereby for its intended purposes; (ix) liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement entered into in connection with a Permitted Acquisition or another Investment permitted hereunder; (x) the filing of precautionary UCC financing statements relating to leases entered into in the ordinary course of business and the filing of UCC financing statements by bailees and consignees in the ordinary course of business; (xi) liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xii) leases and subleases or licenses and sublicenses of patents, trademarks and other intellectual property rights granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of the Borrower or such Subsidiary; (xiii) liens arising out of judgments not constituting an Event of Default hereunder; (xiv) liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the proceeds and products thereof; (xv) any right of first refusal or first offer, redemption right, or option or similar right in respect of any capital stock owned by the Borrower or any Subsidiary of the Borrower with respect to any joint venture or other Investment, in favor of any co-venturer or other holder of capital stock in such investment; and (xvi) Liens in favor of the Revolving Facility Administrative Agent and/or the “Collateral Agent” under the Revolving Credit Facility for the benefit of the secured parties and the other parties intended to share the benefits of the Collateral granted pursuant to any of the Revolving Facility Loan Documents, and (xvii) Permitted Encumbrances (as defined in the Mortgage).
          “Permitted Refinancing” with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Debt of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Debt so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of the
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Indebtedness being modified, refinanced, refunded, renewed or extended, (c) if the Debt being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Debt being modified, refinanced, refunded, renewed or extended, taken as a whole, (d) the terms and conditions (including, if applicable, as to Collateral) of any such modified, refinanced, refunded, renewed or extended Debt are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Debt being modified, refinanced, refunded, renewed or extended and (e) at the time thereof, no Event of Default shall have occurred and be continuing.
          “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
          “Plan Documents” shall have the meaning specified in Section 3.01(a).
          “Plan Effective Date” has the meaning specified in the Preliminary Statements.
          “Platform” has the meaning specified in Section 10.02(b).
          “Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.
          “Pro Forma Transaction” means (a) any Permitted Acquisition, together with each other transaction relating thereto and consummated in connection therewith, including any incurrence or repayment of Debt and (b) any sale, lease, transfer or other disposition made in accordance with Section 5.2(g) hereof.
          “Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Commitment (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Commitment as in effect immediately prior to such termination) under the applicable Facility or Facilities at such time and the denominator of which is the amount of such Facility or Facilities at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the amount of such Facility or Facilities as in effect immediately prior to such termination).
          “Projections” has the meaning specified in Section 5.03(d).
          “Properties” means the properties listed on Schedule 4.01(r), Schedule 4.01(s) and Schedule 4.01(t) hereto.
          “Real Estate Closing Deliverables” means the delivery of Mortgages covering the Properties duly executed by the appropriate Loan Party, together with:
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          (a) evidence, using commercially reasonable efforts that counterparts of the Mortgages have been duly executed, acknowledged and delivered on or before the Closing Date (or such later date as may be specified in Schedule 5.01(u)) and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien (subject to Permitted Liens) on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been or, contemporaneous with the recording of such Mortgage, will be, paid,
          (b) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”) in form and substance, with endorsements (including zoning endorsements) and in amount acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the real property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Liens, and providing for such other affirmative insurance (including endorsements for mechanics’ and materialmen’s Liens) and such coinsurance and direct access reinsurance as the Administrative Agent may reasonably deem necessary or desirable and with respect to any Property located in a state in which a zoning endorsement is not available, a zoning compliance letter from the applicable municipality or a zoning report from Planning and Zoning Resource Corporation in each case reasonably satisfactory to the Administrative Agent,
          (c) American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, and dated a recent date reasonably acceptable to the Administrative Agent certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the real property described in such surveys is located and reasonably acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than Permitted Encumbrances (as defined in the Mortgage) and other defects reasonably acceptable to the Administrative Agent,
          (d) estoppel and consent agreements, in form and substance satisfactory to the Administrative Agent, executed by each of the lessors of the leased real properties listed on Schedule 4.01(t) hereto, along with (x) a memorandum of lease in recordable form with respect to such leasehold interest, executed and acknowledged by the owner of the affected real property, as lessor, or (y) evidence that the applicable lease with respect to such leasehold interest or a memorandum thereof has been recorded in all places necessary or desirable, in the Administrative Agent’s reasonable judgment, to give constructive notice to third-party purchasers of such leasehold interest, or (z) if such leasehold interest was acquired or subleased from the holder of a recorded leasehold interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form satisfactory to the Administrative Agent,
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          (e) without duplication of the opinions of counsel provided pursuant to Section 3.01(a)(xi), favorable opinions of local counsel for the Loan Parties (i) in states in which the Material Properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings substantially in the form of Exhibit N hereto, and otherwise in form and substance reasonably satisfactory to the Administrative Agent and (ii) in states in which the Loan Parties party to the Mortgages are organized or formed, with respect to the valid existence, corporate power and authority of such Loan Parties in the granting of the Mortgages, in form and substance satisfactory to the Administrative Agent, and
          (f) such other consents, agreements and confirmations of lessors and third parties as the Administrative Agent may deem necessary or desirable and evidence that all other actions that the Administrative Agent may deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken.
          “Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries.
          “Redeemable” means, with respect to any Equity Interest, Debt or other right or Obligation, any such right or Obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.
          “Register” has the meaning specified in Section 10.07(d).
          “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
          “Reinvestment Deferred Amount” shall mean, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection therewith that are not applied to prepay the Term Advances pursuant to Section 2.06(b) as a result of the delivery of a Reinvestment Notice.
          “Reinvestment Event” shall mean any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.
          “Reinvestment Limitation Amount” shall mean (i) with respect to an Asset Sale, $50,000,000 in any Fiscal Year (inclusive of any amounts excluded from the definition of Asset Sale) or (ii) with respect to a Recovery Event, $50,000,000.
          “Reinvestment Notice” shall mean a written notice executed by a Responsible Officer of the Borrower stating that no Default has occurred and is continuing or would result therefrom and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets (in the case of any Asset Sale) or long-term assets (in the case of any Recovery Event), in each case useful in its business, up to an amount not to exceed the Reinvestment Limitation Amount for any Fiscal Year; provided that no Reinvestment Notice
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shall be permitted to be delivered in respect of any Net Cash Proceeds constituting a Revolving Facility Prepayment Amount required to be applied to the prepayment of advances under the Revolving Credit Facility pursuant to the Revolving Facility Loan Documents.
          “Reinvestment Prepayment Amount” shall mean, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets (in the case of any Asset Sale) or long-term assets (in the case of any Recovery Event), in each case useful in the business of the Borrower and its Subsidiaries.
          “Reinvestment Prepayment Date” shall mean, with respect to any Reinvestment Event, the earlier of (a) the later of (x) the date occurring twelve months after such Reinvestment Event and (y) solely in the case of an Asset Sale, the date occurring 180 days following the date on which the Borrower entered into a binding commitment to reinvest such Net Cash Proceeds (provided that such commitment to reinvest shall have been made no later than twelve months after such Reinvestment Event) and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets (in the case of any Asset Sale) or long-term assets (in the case of any Recovery Event), in each case useful in the business of the Borrower and its Subsidiaries with all or any portion of the relevant Reinvestment Deferred Amount.
          “Reorganization Plan” shall have the meaning specified in Section 3.01(a).
          “Required Lenders” means, at any time, Lenders or an Affiliated Lender owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time (b) the aggregate amount of unused Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender or an Affiliated Lender at such time, there shall be excluded from the determination of Required Lenders at such time the unused Commitment of, and the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time.
          “Responsible Officer” means the chief executive officer, president, chief financial officer secretary or assistant secretary or treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
          “Restricting Information” has the meaning set forth in Section 10.09(c).
          “Restructuring” means the reorganization or discontinuation of the Borrower’s or any Subsidiary’s business, operations and structure in respect of (a) facility closures and the consolidation, relocation or elimination of operations and (b) related severance costs and other costs incurred in connection with the termination, relocation and training of employees.
          “Restructuring Charges” means non-recurring and other one-time costs incurred by the Borrower or any Subsidiary thereof in connection with a Restructuring.
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          “Revolving Credit Facility” means the “Revolving Credit Facility” as defined in the Revolving Facility Credit Agreement.
          “Revolving Facility Administrative Agent” means the “Administrative Agent” as defined in the Revolving Facility Credit Agreement.
          “Revolving Facility Credit Agreement” means the agreement dated the date hereof by and among Dana Holding Corporation, as borrower, the guarantors party thereto, CUSA, as administrative agent, CGMI and LBI, as arrangers, CGMI, LBI and Barclays Capital, as joint bookrunners, LBI, as syndication agent, Barclays, as documentation agent and the lenders party thereto.
          “Revolving Facility Collateral” shall have the meaning given to such term in the Intercreditor Agreement.
          “Revolving Facility Loan Documents” means the “Loan Documents” as defined in the Revolving Facility Credit Agreement.
          “Revolving Facility Prepayment Amount” shall have the meaning given to such term in the Revolving Facility Credit Agreement, as defined on the Closing Date.
          “S&P” means Standard & Poor’s, a division of The Mc-Graw Hill Companies, Inc.
          “SEC” means the Securities and Exchange Commission or any governmental authority succeeding to any of its principal functions.
          “Secured Credit Card Obligations” means any Obligations arising under the Credit Card Program.
          “Secured Hedge Agreement” means any Hedge Agreement required or permitted under Article V that is entered into by and between any Loan Party and any Hedge Bank, in each case solely to the extent that the obligations in respect of such Hedge Agreement are not cash collateralized or otherwise secured (other than pursuant to the Collateral Documents).
          “Secured Obligation” has the meaning specified in the Security Agreement.
          “Secured Parties” means, collectively, each Agent, the Lenders, the Hedge Banks and the Affiliates of Lenders party to the Credit Card Program.
          “Security Agreement” has the meaning specified in Section 3.01(a).
          “Senior Credit Facilities” means, collectively, the Term Facility and the Revolving Credit Facility.
          “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was
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so maintained within any of the preceding five plan years and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
          “Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, in the case of each of the foregoing, as determined in accordance with under applicable bankruptcy, insolvency or similar laws. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          “SPC” has the meaning specified in Section 10.07(k).
          “Specified Representations” means the (a) representations and warranties set forth in Section 4.01(a)(i), (c), (d), (e), (j)(ii), (k) and (p) and (b) the representations made in the Loan Documents that relate to the Borrower, its Subsidiaries and their businesses, as are material to the interests of the Lenders, but only to the extent that Centerbridge has the right to terminate its obligations under the Centerbridge Investment Agreement as a result of a breach of corresponding representations in the Centerbridge Investment Agreement.
          “Subordinated Debt” means Debt that is (a) subordinated to the Obligation under the Loan Documents and under the Revolving Facility Loan Documents or (b) required to be subordinated to the Obligations under the Loan Documents and under the Revolving Facility Loan Documents; provided that: (i) such Subordinated Debt shall have a term to maturity no earlier than the date that is six months after the Maturity Date; (ii) no Subordinated Debt shall permit or require scheduled amortization, payments or prepayments of principal, sinking fund or similar scheduled payments (other than regularly scheduled payments of interest) prior to the date that is six months after the Maturity Date; (iii) Obligations under any Subordinated Debt shall be subordinated in right of payment to the prior payment in full in cash of all Obligations under the Loan Documents and all Obligations under the Revolving Facility Loan Documents, including any Obligations incurred, created, assumed or guaranteed after the date hereof (subject to any limitation contained in such Subordinated Debt) on terms not be less favorable to the Lenders than subordination provisions customarily contained in high-yield debt securities for issuers of similar creditworthiness; (v) no Loan Party shall be permitted to make a payment in respect of any Subordinated Debt so long as an Event of Default has occurred or is continuing, or would result therefrom; (vi) no Subordinated Debt shall contain covenants, defaults, remedy provisions or provisions relating to mandatory prepayment, repurchase, redemption and offers to purchase other than those that, taken as a whole, are consistent with those customarily found in high-yield financings for issuers of similar creditworthiness; (vii) Subordinated Debt shall be unsecured; and (viii) after giving effect to the incurrence of such Subordinated Debt, the
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Borrower shall be in pro forma compliance with the financial covenants set forth in Section 5.04 hereof.
          “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries; provided that, for purposes of the Loan Documents, no Excluded Subsidiary shall be a “Subsidiary” of the Borrower.
          “Supplemental Collateral Agent” has the meaning specified in Section 7.02.
          “Surviving Debt” means the Debt of the Borrower and its Subsidiaries set forth on Schedule 1.01(c).
          “Syndication Agent” has the meaning specified in the recital of parties to this Agreement.
          “Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all Obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Debt” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP. For the avoidance of doubt, no operating leases entered into by any Loan Party in the ordinary course of business shall be considered Synthetic Debt for the purposes of this definition.
          “Taxes” has the meaning specified in Section 2.12(a).
          “Term Advance” has the meaning specified in Section 2.01.
          “Term Commitment” means, with respect to any Lender at any time, the amount set forth for such time opposite such Lender’s name on Schedule I hereto under the caption “Term Commitment” or, if such Lender has entered into one or more Assignments and Assignments, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 10.07(d) as such Lender’s “Term Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.
          “Term Facility” means, at any time, the aggregate amount of the Lenders’ Term Commitments at such time.
          “Term Facility Collateral” has the meaning specified in the Intercreditor Agreement.
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          “Termination Date” means the earliest to occur of (i) the Maturity Date and (ii) the date of the acceleration of the Term Advances or the termination in whole of the Commitments pursuant to Section 6.01.
          “Test Period” means, at any date of determination with respect to the financial covenants contained in Sections 5.04(a) and (b), the most recently completed four consecutive Fiscal Quarters of the Borrower ending on or prior to such date.
          “Tooling Program” means any program whereby tooling equipment is purchased or progress payments are made to facilitate production customer’s products and whereby the customer will ultimately repurchase the tooling equipment after the final approval by such customer.
          “Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Funded Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Borrower for such Test Period.
          “Total Outstandings” means the aggregate Outstanding Amount of all Advances.
          “Transactions” means, collectively, (a) the consummation of the Reorganization Plan and the other transactions contemplated by the Plan Documents, (b) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents and the Revolving Facility Loan Documents to which they are or are intended to be a party, and the borrowings hereunder and thereunder on the Closing Date and application of the proceeds as contemplated hereby and thereby, (c) the New Equity Investment, (d) the repayment in full and termination of all Existing Debt that is not Surviving Debt and (e) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.
          “Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.
          “UCC” means the Uniform Commercial Code as in effect, from time to time, in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
          “Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
          “Welfare Plan” means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could have liability.
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          “Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.
          Section 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
          Section 1.03 Accounting Terms and Financial Determinations.
          (a) All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in effect from time to time (“GAAP”); provided, however, that if the Borrower notifies the Administrative Agent and the Lenders that the Borrower wishes to amend any covenant in Article V to eliminate the effect of any change in GAAP that occurs after the Closing Date on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article V for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower, the Administrative Agent and the Required Lenders, the Borrower, the Administrative Agent and the Lenders agreeing to enter into negotiations to amend any such covenant immediately upon receipt from any party entitled to send such notice.
          (b) All components of financial calculations made to determine compliance with Article V shall be adjusted on a pro forma basis to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any Pro Forma Transaction consummated after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by the Borrower based on assumptions expressed therein and that were reasonable based on the information available to Borrower at the time of preparation of such calculations.
          (c) Any financial statements or other financial information required to be provided hereunder (including any comparison financial information to any prior period) for the Borrower or any of its Subsidiaries that includes or references financial information for any period prior to the Closing Date, shall, unless the context clearly requires otherwise, be deemed a reference to Dana Corporation and its Subsidiaries for the applicable period.
          Section 1.04 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,”
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and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Schedules and Exhibits shall be construed to refer to Sections of, and Schedules and Exhibits to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real property, tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and interests in any of the foregoing, and (f) any reference to a statute, rule or regulation is to that statute, rule or regulation as now enacted or as the same may from time to time be amended, re-enacted or expressly replaced.
ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES AND THE LETTERS OF CREDIT
          Section 2.01 The Term Advances. Each Lender severally and not jointly with the other Lenders agrees, upon the terms and subject to the conditions herein set forth, to make (a) on the Closing Date, an advance in an amount no less than $1,350,000,000 and (b) one additional advance (each, a “Term Advance”) to the Borrower from time to time on any Business Day during the period from the Closing Date through February 1, 2008 in an amount for such Advance not to exceed such Lender’s unused Commitment at such time. Each Borrowing shall be in a principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Advances made simultaneously by the Lenders under the Term Facility ratably according to the Lenders’ Commitments under such Term Facility.
          Section 2.02 Making the Advances. (a) Each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or the first Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telex or telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telex or telecopier, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments of such Lender and the other Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account or such other account as the Borrower shall request.
          (b) [Reserved].
          (c) Anything in subSection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for the initial Borrowing hereunder or for
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any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09 or 2.10 and (ii) the Term Advances may not be outstanding as part of more than 10 separate Borrowings.
          (d) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any actual loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
          (e) Unless the Administrative Agent shall have received notice from any Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subSection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes of this Agreement.
          (f) The failure of any Lender to make the Advance to be made by it shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance or make available on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by it.
          Section 2.03 [Reserved].
          Section 2.04 Repayment of the Term Advances. The Borrower shall repay the Term Advances to the Administrative Agent for the ratable account of the Lenders on the last day of each Fiscal Quarter, (x) on or prior to the sixth anniversary of the Closing Date, in equal quarterly amounts at a rate of 1% per annum of the original aggregate principal amount of the Term Advances (to be adjusted to reflect any payments made pursuant to Section 2.06) and (y) thereafter, in equal quarterly installments of the aggregate Term Advances outstanding on the last day of the last Fiscal Quarter ending on or prior to the sixth anniversary of the Closing Date, after giving effect to any repayment of the Term Advances made on such date (to be adjusted to
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reflect any payments made pursuant to Section 2.06); provided however that the final principal repayment installment of the Term Advances shall be paid on the Termination Date and in any event shall be in an amount equal to the aggregate principal amount of the Term Advances outstanding on such date.
          Section 2.05 Termination of Commitments. The Term Commitments shall be automatically and permanently reduced and terminated on February 1, 2008, by the amount, if any, by which the aggregate Term Commitments exceed the Term Advances outstanding on such date (after giving effect to any Borrowing on such date). Upon the making of the Term Advances pursuant to Section 2.01, the Term Commitments shall be automatically and permanently reduced by the aggregate amount of such Term Advances.
          Section 2.06 Prepayments. (a) Optional. The Borrower may, upon at least one Business Day’s notice to the Administrative Agent received not later than 11:00 A.M. (New York, New York time) stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of Advances, in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof or, if less, the aggregate outstanding principal amount of any Advance and (ii) that no prepayment of Eurodollar Loans shall be permitted pursuant to this Section 2.06 other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by the payment of the amounts required by Section 10.04(c) if the applicable Lender has provided the Borrower with adequate notice of the amount of the same. Each prepayment of the Advances pursuant to this Section 2.06(a) shall be applied to the scheduled amortization payments under the Term Facility as directed by the Borrower. Notwithstanding the forgoing, any prepayment of Advances pursuant to this Section 2.06(a) that is made on or prior to the second anniversary of the Closing Date shall be accompanied by a premium such that the aggregate amount of such prepayment shall equal the applicable Call Premium.
          (b) Mandatory.
     (i) If at any time any Loan Party or any of its Subsidiaries shall receive Net Cash Proceeds from any (A) Asset Sale or (B) Recovery Event, unless and to the extent that a Reinvestment Notice shall be delivered in respect thereof, the Borrower shall, within five Business Days after the date of receipt of such Net Cash Proceeds by such Loan Party or any of its Subsidiaries, prepay the Term Advances in an amount equal to (x) 100% of such Net Cash Proceeds less (y) solely in the case of any Net Cash Proceeds in respect of Revolving Facility Collateral, any Revolving Facility Prepayment Amount required to be applied to the prepayment of advances under the Revolving Credit Facility pursuant to the Revolving Facility Loan Documents in connection with such Asset Sale or Recovery Event; provided that the aggregate amount reinvested does not exceed the Reinvestment Limitation Amount for any Fiscal Year in respect of Asset Sales or Recovery Events, as the case may be; and provided, further, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment
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Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Advances.
     (ii) If at any time any Loan Party or any of its Subsidiaries shall receive Net Cash Proceeds from the issuance or incurrence of any Debt (other than any Debt permitted under Section 5.02(b), the Borrower shall, within one Business Day after the date of receipt of such Net Cash Proceeds by such Loan Party or any of its Subsidiaries, prepay the Term Advances in an amount equal to 100% of such Net Cash Proceeds.
     (iii) If at any time any Loan Party or any of its Subsidiaries shall receive Net Cash Proceeds from the sale or issuance by such Loan Party or any of its Subsidiaries of any of its Equity Interests (other than (A) Equity Interests issued pursuant to employee stock plans, (B) Equity Interests issued on the Closing Date pursuant to the Reorganization Plan, (C) Equity Interests issued after the Closing Date to Centerbridge and other holders of Preferred Interests of the Borrower and (D) to the extent permitted hereunder, Equity Interests issued to finance a Permitted Acquisition or in connection with an Investment permitted pursuant to Section 5.02(f)), the Borrower shall, within one Business Day after the date of receipt of such Net Cash Proceeds by such Loan Party or any of its Subsidiaries, prepay the Term Advances in an amount equal to 50% of such Net Cash Proceeds.
     (iv) If, for any Fiscal Year of the Borrower commencing with the Fiscal Year ending December 31, 2008, there shall be Excess Cash Flow, the Borrower shall, within 90 days following the end of such Fiscal Year, prepay the Term Advances in an amount equal to the ECF Percentage of such Excess Cash Flow for such Fiscal Year (minus the aggregate amount of all principal payments of Debt of the Borrower and its Subsidiaries, including payments made pursuant to (x) in the case of Term Advances, Section 2.06(a) under this Agreement and (y) in the case of Revolving Advances, Section 2.06(a) of the Revolving Facility Credit Agreement to the extent accompanied by a permanent reduction in the Revolving Credit Commitments pursuant to Section 2.05 of the Revolving Facility Credit Agreement).
     (v) Notwithstanding anything in this Section 2.06(b) to the contrary, to the extent that the Borrower has determined in good faith and has documented in reasonable detail to the reasonable satisfaction of the Administrative Agent, that any portion of a distribution to any Loan Party of any Net Cash Proceeds or Excess Cash Flow pursuant to Section 2.06(a)(i), (ii) and (iv), in respect of Net Cash Proceeds or Excess Cash Flow of any Foreign Subsidiary, would (i) result in material adverse tax consequences, (ii) result in a material breach of any agreement governing Debt of such Foreign Subsidiary permitted to exist or to be incurred by such Foreign Subsidiary under the terms of this Agreement and/or (iii) be limited or prohibited under applicable local law, the application of such Net Cash Proceeds or Excess Cash Flow to the prepayment of the Term Facility pursuant to this Section 2.06(b) shall be deferred on terms to be agreed between the Borrower and the Administrative Agent; provided that in each case the relevant Loan Party and/or Subsidiaries of such Loan Party shall take commercially reasonable steps (except to the extent that any such steps result in material cost or tax to the Borrower or any of its Subsidiaries) to minimize any such adverse tax consequences and/or to obtain
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any exchange control clearance or other consents, permits, authorizations or licenses which are required to enable such Net Cash Proceeds or Excess Cash Flow to be repatriated or advanced to, and applied by, the relevant Loan Party in order to effect such a prepayment.
     (vi) All prepayments under this subSection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid, and, if any such prepayment is made on a day other than on the last day of the Interest Period applicable thereto, such prepayment shall be accompanied by the payment of the amounts required by Section 10.04(c) if the applicable Lender has provided the Borrower with adequate notice of the amount of the same. Each prepayment of the outstanding Term Advances made under this Section 2.06(b) shall be applied pro rata to the remaining principal repayment installments thereof. Notwithstanding the forgoing, any prepayment of Advances pursuant to this Section 2.06(b), other than pursuant to Section 2.06(b)(iv), that is made on or prior to the second anniversary of the Closing Date shall be accompanied by a premium such that the aggregate amount of such prepayment shall equal the applicable Call Premium.
     (vii) Notwithstanding anything contained in this Agreement to the contrary, so long as any payment that is required pursuant to this Section 2.06(b) is made, in no event shall the Borrower be required to use cash of a Foreign Subsidiary to make such payment.
          Section 2.07 Interest. (a) Scheduled Interest. The Borrower shall pay interest on each Term Advance owing to each Lender from the date of such Term Advance until such principal amount shall be paid in full, at the following rates per annum:
     (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable quarterly in arrears on the first Business Day following each Fiscal Quarter during such periods and upon repayment of such Advance.
     (ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect from time to time, payable in arrears on the last Business Day of such Interest Period and, if such Interest Period has a duration of more than 90 days, every 90 days from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.
          (b) Default Interest. The Borrower shall pay interest, (i) upon the occurrence and during the continuance of an Event of Default, on the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a) above and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a) and (ii) to the fullest extent permitted by law, on the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full,
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payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Advances pursuant to clause (a)(i) above.
          (c) Notice of Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), the Administrative Agent shall give notice to the Borrower and each Lender of the interest rate determined by the Administrative Agent for purposes of clause (a) above.
          Section 2.08 Fees. The Borrower shall pay to the Administrative Agent for the account of the Initial Lenders (and their respective Affiliates) such fees as may be from time to time agreed among the Borrower and the Initial Lenders (and their respective Affiliates).
          Section 2.09 Conversion of Advances. (a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Section 2.10, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c) and each Conversion of Advances comprising part of the same Borrowing shall be made ratably among the Lenders in accordance with their Commitments. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.
          (b) Mandatory.
     (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall, at the end of the applicable Interest Period, automatically Convert into Base Rate Advances.
     (ii) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.
     (iii) Upon the occurrence and during the continuance of any Event of Default, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the
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Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.
          Section 2.10 Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances (excluding, for purposes of this Section 2.10, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that a Lender claiming additional amounts under this Section 2.10(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender, shall be conclusive and binding for all purposes, absent manifest error.
          (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of such type, then, upon demand by such Lender or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower by such Lender shall be conclusive and binding for all purposes, absent manifest error.
          (c) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.
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          (d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.
          Section 2.11 Payments and Computations.
          (a) The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.15), not later than 11:00 A.M. (New York, New York time) on the day when due (or, in the case of payments made by a Guarantor pursuant to Section 8.01, on the date of demand therefor) in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the Notes to more than one Lender, to such Lenders for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lenders and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender, to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 10.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
          (b) If the Administrative Agent receives funds for application to the Obligations under the Loan Documents under circumstances for which the Loan Documents do not specify the Advances to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each Lender ratably in accordance with such Lender’s proportionate share of the principal amount of all outstanding Advances, in repayment or prepayment of such of the outstanding Advances or other Obligations owed to such Lender, and for application to such principal installments, as the Administrative Agent shall direct.
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          (c) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due. Each of the Lenders hereby agrees to notify the Borrower promptly after any such setoff and application shall be made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such charge.
          (d) All computations of interest based on the Base Rate, of fees shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.
          (e) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
          (f) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.
          Section 2.12 Taxes. (a) Except as otherwise provided herein, any and all payments by any Loan Party to or for the account of any Lender or any Agent hereunder or under any other Loan Document shall be made, in accordance with Section 2.11 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and each Agent, (x) taxes, levies, imposts, deductions, charges or withholdings that are imposed on or measured by its overall net income and franchise taxes imposed in lieu thereof by the United States of America or by the state or foreign jurisdiction or any political subdivision thereof under the laws of which such Lender or such Agent, as the case may be, is organized or, in the case of each Lender, such Lender’s Applicable Lending Office is located or (y) any branch profit taxes imposed by the

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United States of America or any similar tax imposed by any other jurisdiction in which such Applicable Lending Office is located (all such non excluded taxes, levies, imposts, deductions, charges, withholdings being hereinafter referred to as “Taxes”). If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or any Agent, subject to Section 2.12(f), (i) the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law.
          (b) In addition, each Loan Party shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under any other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the other Loan Documents (hereinafter referred to as “Other Taxes”).
          (c) Except as otherwise provided herein, the Loan Parties shall indemnify each Lender and each Agent for and hold them harmless against the full amount of Taxes and Other Taxes imposed on or paid by such Lender or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and reasonable expenses) arising therefrom or with respect thereto, but excluding penalties, interest or other expenses to the extent attributable to the gross negligence or willful misconduct of the Person claiming such indemnity. This indemnification shall be made within 30 days from the date such Lender or such Agent (as the case may be) makes written demand therefor, which written demand shall be accompanied by copies of the applicable documentation evidencing the amount of such taxes.
          (d) Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 10.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the other Loan Documents by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.12, the terms “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.
          (e) Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender, on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and at the time or times prescribed by applicable law,

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or from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender remains lawfully able to do so), provide each of the Administrative Agent and Borrower with two original properly completed Internal Revenue Service Forms W-8BEN, W-8IMY or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the other Loan Documents or, in the case of a Lender that is relying on the portfolio interest exemption, certifying that such Lender is a foreign corporation, partnership, estate or trust. If the forms provided by a Lender at the time such Lender first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under subSection (a) of this Section 2.12 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subSection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN, W-8IMY, W-8ECI or any successor, or the related certificate described above, that the applicable Lender reasonably considers to be confidential, such Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.
          (f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to increased payment or indemnification under subsection (a) or (c) of this Section 2.12 with respect to taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties shall take such steps as such Lender shall reasonably request to assist such Lender to recover such taxes.
          (g) If any Lender determines, in its sole discretion, that it has actually and finally realized by reason of the refund of or credit against any Taxes paid or reimbursed by any Loan Party pursuant to subsection (a) or (c) above in respect of payments under the Loan Documents, a current monetary benefit that it would otherwise not have obtained, and that would result in the total payments under this Section 2.12 exceeding the amount needed to make such Lender whole, such Lender shall pay to the Borrower or other Loan Party, as the case may be, with reasonable promptness following the date on which it actually realizes such benefit, an

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amount equal to the lesser of the amount of such benefit or the amount of such excess, net of all out-of-pocket expenses in securing such refund.
          Section 2.13 Sharing of Payments, Etc. If any Lender shall obtain at any time any payment, whether voluntary, involuntary, through the exercise of any right of set off, or otherwise (other than pursuant to Section 2.10, 2.12, 10.04 or 10.07), (a) on account of Obligations due and payable to such Lender hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time (other than pursuant to Section 2.10, 2.12, 10.04 or 10.07) to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the Notes at such time obtained by all the Lenders at such time or (b) on account of Obligations owing (but not due and payable) to such Lender hereunder and under the Notes at such time (other than pursuant to Section 2.10, 2.12, 10.04 or 10.07) in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender at such time (other than pursuant to Section 2.10, 2.12, 10.04 or 10.07) to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the Notes at such time obtained by all of the Lenders at such time, such Lender shall forthwith purchase from the other Lenders such participations in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
          Section 2.14 Use of Proceeds.
          (a) The proceeds of the Advances shall be utilized to (i) refinance certain Debt of Dana Corporation and its Subsidiaries outstanding under the DIP Credit Agreement in accordance with the Reorganization Plan, (ii) pay administrative and other related claims in accordance with the Reorganization Plan, (iii) pay fees and expenses associated with the consummation of the Transactions and (iv) make any other payments required to be made on the Closing Date in accordance with the terms of the Reorganization Plan and for other general corporate purposes.

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          (b) Transactions with CNAI. Borrower will not use any of the proceeds of the Advances, directly or indirectly, for the purpose of (i) purchasing an asset from a CNAI as principal, (ii) purchasing a security underwritten by CNAI, (iii) repaying principal of, or interest or fees on, any extension of credit made by CNAI, (iv) posting collateral to secure its obligations under any transaction with CNAI or (v) making any payment for services provided by CNAI.
          Section 2.15 Defaulting Lenders. (a) In the event that, at any time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to the Borrower and (iii) the Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower may, to the fullest extent permitted by applicable law, set off and otherwise apply the Obligation of the Borrower to make such payment to or for the account of such Defaulting Lender against the obligation of such Defaulting Lender to make such Defaulted Advance. In the event that, on any date, the Borrower shall so set off and otherwise apply its obligation to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Advance on or prior to such date, the amount so set off and otherwise applied by the Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Lender made on the date under the Facility pursuant to which such Defaulted Advance was originally required to have been made pursuant to Section 2.01. Such Advance shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01, even if the other Advances comprising such Borrowing shall be Eurodollar Rate Advances on the date such Advance is deemed to be made pursuant to this subSection (a). The Borrower shall notify the Administrative Agent at any time the Borrower exercises its right of set-off pursuant to this subSection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subSection (a). Any portion of such payment otherwise required to be made by the Borrower to or for the account of such Defaulting Lender which is paid by the Borrower, after giving effect to the amount set off and otherwise applied by the Borrower pursuant to this subSection (a), shall be applied by the Administrative Agent as specified in subSection (b) or (c) of this Section 2.15.
          (b) In the event that, at any time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to the Administrative Agent or any of the other Lenders and (iii) the Borrower shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting Lender, then the Administrative Agent may, on its behalf or on behalf of such other Lenders and to the fullest extent permitted by applicable law, apply at such time the amount so paid by the Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Lenders, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the

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Administrative Agent and such other Lenders and, if the amount of such payment made by the Borrower shall at such time be insufficient to pay all Defaulted Amounts owing at such time to the Administrative Agent and the other Lenders, in the following order of priority:
     (i) first, to the Administrative Agent for any Defaulted Amount then owing to the Administrative Agent in its capacity as Administrative Agent; and
     (ii) second, to any Lenders for any Defaulted Amounts then owing to such Lenders, ratably in accordance with such respective Defaulted Amounts then owing to such Lenders.
          Any portion of such amount paid by the Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (b), shall be applied by the Administrative Agent as specified in subsection (c) of this Section 2.15.
          (c) In the event that, at any time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) the Borrower, the Administrative Agent or any other Lender shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower or such other Lender shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Administrative Agent in escrow under this subSection (c) shall be deposited by the Administrative Agent in an account with Citibank, N.A., in the name and under the control of the Administrative Agent, but subject to the provisions of this subSection (c). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be Citibank, N.A.’s standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this subSection (c). The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Administrative Agent or any other Lender, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:
     (i) first, to the Administrative Agent for any amount then due and payable by such Defaulting Lender to the Administrative Agent hereunder in its capacity as Administrative Agent;

     (ii) second, to any Lenders for any amount then due and payable by such Defaulting Lender to such Lenders hereunder, ratably in accordance with such respective amounts then due and payable to such Lenders; and

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     (iii) third, to the Borrower for any Advance then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.
          In the event that any Lender that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Lender shall be distributed by the Administrative Agent to such Lender and applied by such Lender to the Obligations owing to such Lender at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.
          (d) The rights and remedies against a Defaulting Lender under this Section 2.15 are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any Defaulted Advance and that the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Defaulted Amount.
          Section 2.16 Evidence of Debt. The Advances made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Advances made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Advances in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Advances and payments with respect thereto.
          Section 2.17 [Reserved].
          Section 2.18 [Reserved].
          Section 2.19 [Reserved].
          Section 2.20 Replacement of Certain Lenders. In the event a Lender (“Affected Lender”) shall have (i) become a Defaulting Lender under Section 2.15, (ii) requested compensation from the Borrowers under Section 2.12 with respect to Taxes or Other Taxes or with respect to increased costs or capital or under Section 2.10 or other additional costs incurred by such Lender which, in any case, are not being incurred generally by the other Lenders, or (iii) delivered a notice pursuant to Section 2.10(d) claiming that such Lender is unable to extend Eurodollar Rate Advances to the Borrower for reasons not generally applicable to the other Lenders, then, in any case, the Borrower or the Administrative Agent may make written demand on such Affected Lender (with a copy to the Administrative Agent in the case of a demand by the

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Borrower and a copy to the Borrower in the case of a demand by the Administrative Agent) for the Affected Lender to assign, and such Affected Lender shall use commercially reasonable efforts to assign pursuant to one or more duly executed Assignments and Acceptances 5 Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of Section 10.07 which the Borrower or the Administrative Agent, as the case may be, shall have engaged for such purpose (“Replacement Lender”), all of such Affected Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Commitment and all Advances owing to it) in accordance with Section 10.07. The Administrative Agent is authorized to execute one or more of such Assignments and Acceptances as attorney-in-fact for any Affected Lender failing to execute and deliver the same within 5 Business Days after the date of such demand. Further, with respect to such assignment, the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document; provided that upon such Affected Lender’s replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10 and 10.04, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 7.07 with respect to losses, obligations, liabilities, damages, penalties, actions, judgments, costs, expenses or disbursements for matters which occurred prior to the date the Affected Lender is replaced.
ARTICLE III
CONDITIONS TO EFFECTIVENESS
          Section 3.01 Conditions Precedent to the Closing Date. This Agreement shall become effective on and as of the first date (the “Closing Date”) on or prior to February 29, 2008 on which the following conditions precedent have been satisfied (and the obligation of each Lender to make an Advance hereunder is subject to the satisfaction of such conditions precedent before or concurrently with the Closing Date):
          (a) The Administrative Agent shall have received on or before the Closing Date the following, each dated such day (unless otherwise specified), in form and substance reasonably satisfactory to the Initial Lenders (unless otherwise specified) and (except for the Notes) in sufficient copies for each Initial Lender:
     (i) Duly executed counterparts of this Agreement and the Intercreditor Agreement.
     (ii) The Notes payable to the order of the Lenders to the extent requested in accordance with Section 2.16(a).
     (iii) A security agreement in substantially the form of Exhibit G hereto (the “Security Agreement”), duly executed by each Loan Party, together with:
     (A) certificates representing the Initial Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments

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evidencing the Initial Pledged Debt referred to therein, indorsed in blank (except to the extent pledged to the “Collateral Agent” under the Revolving Credit Facility pursuant to the Revolving Facility Loan Documents),
     (B) proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary in order to perfect and protect the first priority liens and security interests created under the Security Agreement, covering the Collateral described in the Security Agreement, in each case completed in a manner in conformance with the UCC,
     (C) completed requests for information, dated on or before the Closing Date listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements,
     (D) an intellectual property security agreement (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Intellectual Property Security Agreement”), duly executed by each Loan Party,
     (E) evidence of the insurance required by the terms of the Security Agreement, and
     (F) evidence that all other action that the Administrative Agent may deem reasonably necessary to establish that the Collateral Agent has perfected first priority (subject to Permitted Liens) security interests in the Term Facility Collateral and perfected second priority (subject to Permitted Liens) security interests in the Revolving Facility Collateral shall have been taken (including, without limitation, receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements), and, in connection with real estate collateral, the Collateral Agent shall have received all Real Estate Closing Deliverables with respect to each parcel of Material Real Property, except with respect to any Mortgage or Real Estate Closing Deliverable that is not required to be delivered until after the Closing Date in accordance with Section 5.01(u) hereof.
     (iv) Certified copies of the resolutions of the boards of directors of each of the Borrower and each Guarantor approving the execution and delivery of this Agreement and each other Loan Document to which it is, or is intended to be a party, and of all documents evidencing other necessary constitutive action and, if any, material governmental and other third party approvals and consents, if any, with respect to the Reorganization Plan, this Agreement, the other Transactions and each other Loan Document.
     (v) A copy of the charter or other constitutive document of each Loan Party and each amendment thereto, certified (as of a date reasonably acceptable to the

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Administrative Agent) by the Secretary of State of the jurisdiction of its incorporation or organization, as the case may be, thereof as being a true and correct copy thereof.
     (vi) A certificate of each Loan Party signed on behalf of such Loan Party by a Responsible Officer, dated the Closing Date (the statements made in which certificate shall be true on and as of the Closing Date), certifying as to (A) the accuracy and completeness of the charter (or other applicable formation document) of such Loan Party and the absence of any changes thereto; (B) the accuracy and completeness of the bylaws (or other applicable organizational document) of such Loan Party as in effect on the date on which the resolutions of the board of directors (or persons performing similar functions) of such Person referred to in Section 3.01(a)(iii) were adopted and the absence of any changes thereto (a copy of which shall be attached to such certificate); (C) the absence of any proceeding known to be pending for the dissolution, liquidation or other termination of the existence of such Loan Party; (D) the accuracy in all material respects of the Specified Representations made by such Loan Party in the Loan Documents to which it is or is to be a party as though made on and as of the Closing Date, before and after giving effect to all of the Borrowings and to the application of proceeds, if any, therefrom; (E) the absence of any event occurring and continuing, or resulting from any of the Borrowings or the application of proceeds, if any, therefrom, that would constitute a Default; and (F) the absence of a Company Material Adverse Effect since July 26, 2007.
     (vii) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign this Agreement and the other documents to be delivered hereunder.
     (viii) Certificates, in substantially the form of Exhibit L attesting to the Solvency of the Borrower and each Guarantor, on a consolidated basis (after giving effect to the Transactions), from its Chief Financial Officer or other financial officer.
     (ix) Copies of (i) unaudited financial statements for the month of October 2007 and each month thereafter at least 30 days after the end of any such month (other than December or January) until the Closing Date occurs; and (ii) customary unaudited pro forma financial statements, in each case prepared in a manner consistent with the projections in the presentation provided by the Borrower dated November 6, 2007 (it being acknowledged that such pro forma financial statements have been received as of the date hereof and are satisfactory).
     (x) A Notice of Borrowing.
     (xi) A favorable opinion of (A) Jones Day, counsel to the Loan Parties, in substantially the form of Exhibit D-1 hereto, and addressing such other matters as the Initial Lenders may reasonably request (including as to Delaware corporate law matters) and (B) Shumaker, Loop & Kendrick, LLP, Michigan counsel to the Loan Parties, in substantially the form of Exhibit D-2 hereto and addressing such other matters as the Initial Lenders may reasonably request.

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     (xii) The Bankruptcy Court shall have entered a final non-appealable order (other than with respect to any material appeals reasonably consented to by the Initial Lenders and the Agents) (the “Confirmation Order”) confirming a Chapter 11 plan of reorganization (the “Reorganization Plan”) in respect of any Cases of any Loan Parties in accordance with Section 1129 of the Bankruptcy Code, which Reorganization Plan shall be substantially as set forth in the Third Amended Plan dated October 23, 2007 (together with all exhibits and other attachments thereto, as any of the foregoing shall be amended, modified or supplemented from time to time or any of the terms or conditions thereof waived (with the consent of the Initial Lenders and the Agents with respect to any amendment, modification, supplement or waiver that is adverse to the Lenders, as reasonably determined by the Initial Lenders and the Agents), the “Plan Documents”), or otherwise reasonably satisfactory to the Initial Lenders and the Agents.
          (b) The Reorganization Plan shall have, or contemporaneous with the effectiveness of the Senior Credit Facilities and the making of the initial loans thereunder will, become effective as of the Plan Effective Date. The Confirmation Order shall be in form and substance satisfactory to the Initial Lenders and the Agents, shall have been entered on the docket of the Bankruptcy Court in full force and effect, shall not have been stayed, reversed, vacated or otherwise modified in any manner that is materially adverse to the rights or interests of the Lenders (unless otherwise reasonably satisfactory to the Initial Lenders and the Agents).
          (c) [Reserved].
          (d) The transactions contemplated by the Plan Documents shall have been consummated substantially contemporaneously with the effectiveness and initial funding of the Senior Credit Facilities on the Closing Date.
          (e) The Lenders shall be satisfied that all Existing Debt (that is not Surviving Debt), has been prepaid, redeemed or defeased in full or otherwise satisfied and extinguished, all commitments relating thereto terminated and all liens or security interests related thereto shall have been terminated.
          (f) Since July 26, 2007, there shall not have occurred a Company Material Adverse Effect.
          (g) [Reserved].
          (h) All costs, fees and expenses (including, without limitation, legal fees and expenses, title premiums, survey charges and recording taxes and fees for which the Borrower has received an invoice at least one (1) day prior to the Closing Date) and other compensation contemplated by the Commitment Letter and the Fee Letter (including any other letter or agreement evidencing the exercise of the Joint Bookrunners’ rights set forth therein) and payable to the Agents or the Lenders shall have been paid in full in cash to the extent due and payable.
          (i) The Lenders shall have received, at least ten (10) days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.

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          Section 3.02 Conditions Precedent to Each Borrowing. The obligation of each Lender to make a Term Advance on the occasion of each Borrowing (including the Initial Extension of Credit) shall be subject to the further conditions precedent that on the date of such Borrowing:
     (i) The following statements shall be true (and each of the giving of the Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such Borrowing, issuance or renewal such statements are true):
     (x) the representations and warranties contained in each Loan Document, are correct in all material respects, only to the extent that such representation and warranty is not otherwise qualified by materiality or Material Adverse Effect on and as of such date, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing, in which case as of such specific date; provided that, solely in the case of any Advance made on the Closing Date, only the Specified Representations shall be correct in all material respects, on and as of the Closing Date, before and after giving effect to such Borrowing, and to the application of the proceeds therefrom, as though made on and as of the Closing Date; and
     (y) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default.
          Section 3.03 Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto, and if a Borrowing occurs on the Closing Date, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          Section 4.01 Representations and Warranties of the Loan Parties. Each Loan Party represents and warrants as follows:
          (a) Each of the Borrower and its Material Subsidiaries (i) is a corporation, partnership, limited liability company or other organization duly organized, validly existing and in good standing (or to the extent such concept is applicable to a non-U.S. entity, the functional

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equivalent thereof) under the laws of the jurisdiction of its incorporation or formation except where the failure to be in good standing (or the functional equivalent), individually or in the aggregate, would not have a Material Adverse Effect, (ii) is duly qualified as a foreign corporation (or other entity) and in good standing (or the functional equivalent thereof, if applicable) in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to so qualify or be licensed and in good standing (or the functional equivalent thereof, if applicable), individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except where the failure to have such power or authority, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, all of the outstanding capital stock of each Loan Party (other than the Borrower) has been validly issued, is fully paid and non assessable and is owned by the Persons listed on Schedule 4.01 hereto in the percentages specified on Schedule 4.01 hereto free and clear of all Liens, except those created under the Collateral Documents or otherwise permitted under Section 5.02(a) hereof.
          (b) Set forth on Schedule 4.01 hereto is a complete and accurate list as of the Closing Date of all Subsidiaries of the Borrower, showing as of the Closing Date (as to each such Subsidiary) the jurisdiction of its incorporation or organization, as the case may be, and the percentage of the Equity Interests owned (directly or indirectly) by the Borrower or its Subsidiaries.
          (c) The execution, delivery and performance by each Loan Party of this Agreement, the Notes and each other Loan Document to which it is or is to be a party, and the consummation of each aspect of the transactions contemplated hereby, are within such Loan Party’s constitutive powers, have been duly authorized by all necessary constitutive action, and do not (i) contravene such Loan Party’s constitutive documents, (ii) violate any applicable law (including, without limitation, the Securities Exchange Act of 1934), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, or any of their properties entered into by such Loan Party after the date hereof except, in each case, other than any conflict, breach or violation which, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries.
          (d) Except for the Confirmation Order, filing or recordings of Collateral Documents, filings or recordings already made or to be made pursuant to any federal law, rule or regulation or filings or recordings to be made in any jurisdiction outside of the United States, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of this Agreement, the Notes or any other Loan Document to which it is or is to be a party, or for the consummation of each

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aspect of the transactions contemplated hereby, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents or (iv) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.
          (e) This Agreement has been, and each of the Notes, if any, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party thereto. This Agreement is, and each of the Notes and each other Loan Document when delivered hereunder will be the legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms, subject in each case to Debtor Relief Laws.
          (f) The Consolidated balance sheet of Dana Corporation and its Subsidiaries as at December 31, 2006, and the related Consolidated statements of income and cash flows of Dana Corporation and its Subsidiaries for the Fiscal Year then ended, and the interim Consolidated balance sheets of Dana Corporation and its Subsidiaries as at October 31, 2007 and November 30, 2007 and the related Consolidated statements of income and cash flows of Dana Corporation and its Subsidiaries for the respective months then ended, which have been furnished to each Lender present fairly the financial condition and results of operations of Dana Corporation and its Subsidiaries as of such dates and for such periods all in accordance with GAAP consistently applied (subject to year-end adjustments and in the case of unaudited financial statements, except for the absence of footnote disclosure).
          (g) Since September 30, 2007, there has not occurred a Material Adverse Change.
          (h) All projected Consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries delivered to the Lenders pursuant to Section 5.03(d) were prepared and will be prepared, as applicable, in good faith on the basis of the assumptions stated therein, which assumptions were fair and will be fair in the light of conditions existing at the time of delivery of such projections, and represented and will represent, at the time of delivery, the Borrower’s reasonable estimate of its future financial performance.
          (i) Neither the Confidential Information Memorandum nor any other written information, exhibits and reports furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender on or after November 6, 2007 in connection with any Loan Document (other than to the extent that any such information, exhibits and reports constitute projections described in Section 4.01(g) above and any historical financial information delivered prior to the restatement thereof by Dana Corporation and its auditors) taken as a whole and in light of the circumstances in which made, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein, in light of the circumstances in which any such statements were made, not misleading.

          (j) Except as set forth on Schedule 4.01(i) or as disclosed in any SEC filings, there is no action, suit, or proceeding affecting the Borrower or any of its Material Subsidiaries pending or, to the best knowledge of the Loan Parties, threatened before any court, governmental

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agency or arbitrator that (i) is reasonably expected to be determined adversely to the Loan Party and, if so adversely determined, would reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note or any other Loan Document.
          (k) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.
          (l) No ERISA Event has occurred or is reasonably expected to occur with respect to any ERISA Plan that has resulted in or is reasonably expected to result in a Material Adverse Effect.
          (m) The present value of all accumulated benefit obligations under each ERISA Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such ERISA Plan by an amount which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded ERISA Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded ERISA Plans by an amount which would reasonably be expected to have a Material Adverse Effect. Neither the Borrower, its Material Subsidiaries, nor any ERISA Affiliates has incurred within the previous five years or is reasonably expected to incur any material Withdrawal Liability.
          (n) Except as set forth in Schedule 4.01(m) hereto, the operations and properties of each Loan Party and each of its Material Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non compliance with such Environmental Laws and Environmental Permits has been resolved in a manner that could not be reasonably likely to result in a material liability, and, to the knowledge of the Loan Parties after reasonable inquiry, no circumstances exist that would be reasonably likely to (i) form the basis of an Environmental Action against any Loan Party or any of its Material Subsidiaries or any of their properties that could be reasonably likely to have a material impact on any Loan Party or any Material Real Property or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.
          (o) Once executed, the Collateral Documents create a valid and perfected security interest or Lien, as applicable in the Collateral having the priority set forth therein securing the payment of the Secured Obligations, and all filings and other actions necessary (except with respect to any action that is not required to be taken on the Closing Date in accordance with Section 5.1(u) hereof) to perfect such security interest have been duly taken, except that the execution and delivery of local law governed pledge or analogous documentation with respect to Equity Interests in Subsidiaries of the Borrower organized in jurisdictions outside the United States, and the filing, notarization, registration or other publication thereof, and the

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taking of other actions, if any, required under local law of the relevant jurisdictions of organization for the effective grant and perfection of a Lien on such Equity Interests under laws of such jurisdictions of organization outside the United States, may be required in order to fully grant, perfect and protect such security interest under such local laws. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.
          (p) Neither the making of any Advances, nor the application of the proceeds or repayment thereof by the Borrowers, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of the Investment Company Act of 1940, as amended, or any rule, regulation or order of the Securities and Exchange Commission thereunder.
          (q) Each Loan Party and each of its Subsidiaries has filed or caused to be filed all returns and reports (federal, state, local and foreign) which are required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, together with applicable interest and penalties, except (a) taxes that are being contested in good faith by appropriate proceedings and for which such Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
          (r) Set forth on Schedule 4.01(r) hereto is a complete and accurate list of all domestic real property owned by any Loan Party, showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and book and estimated fair value thereof. Each Loan Party or such Subsidiary has good and insurable fee simple title to such real property, free and clear of all Liens, other than Permitted Liens.
          (s) Set forth on Schedule 4.01(s) hereto is a complete and accurate list of all leases of Material Real Property under which any Loan Party is the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. To the best of the Borrower’s knowledge, each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms.
          (t) Set forth on Schedule 4.01(t) hereto is a complete and accurate list of all leases of domestic real property under which any Loan Party is the lessor, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.
          (u) Each Loan Party and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary, in the aggregate, for the conduct of its business as currently conducted, and the use thereof by the Borrower and the Guarantors does not infringe upon the rights of any other Person, except for any such infringement that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

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          (v) The Borrower and it Subsidiaries, on a consolidated basis, will be Solvent on and as of the Closing Date.
          (w) To each Loan Party’s knowledge, each Loan Party and its Subsidiaries do not have any material contingent liability in connection with any release of any Hazardous Materials into the environment.
          (x) To each Loan Party’s knowledge, none of the Loan Parties or their Subsidiaries are in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, except for any such violation or default that would not reasonably be expected to result in a Material Adverse Effect.
          (y) Other than as disclosed in the Reorganization Plan, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Loan Documents or the Transactions or the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of the Borrower.
          (z) To the extent applicable, each Loan Party is in compliance, in all material respects, with the Patriot Act.
ARTICLE V
COVENANTS OF THE LOAN PARTIES
          Section 5.01 Affirmative Covenants. So long as any Advance shall remain unpaid, each Loan Party will:
          (a) Corporate Existence. Preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except (i)(A) if in the reasonable business judgment of the Borrower or such Guarantor, as the case may be, it is in its best economic interest not to preserve and maintain such rights, privileges, qualifications, permits, licenses and franchises and the loss thereof is not materially disadvantageous to the Loan Parties, taken as a whole, and (B) such failure to preserve the same could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) as otherwise permitted by Section 5.02(g).
          (b) Compliance with Laws. Comply with all laws, rules, regulations and orders of any governmental authority applicable to it or its property, such compliance to include without limitation, ERISA, Environmental Laws and The Racketeer Influenced and Corrupt Organizations Chapter of The Organized Crime Control Act of 1970, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
          (c) Environmental Matters. Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew, and cause each of its Subsidiaries to obtain and renew, all Environmental Permits necessary for

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its operations and properties and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws, in each case to the extent the failure to do so would result in a material loss or liability; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.
          (d) Insurance. (i) Keep its insurable properties insured at all times, against such risks, including fire and other risks insured against by extended coverage, as is customary with companies of the same or similar size in the same or similar businesses (subject to deductibles and including provisions for self-insurance); and maintain in full force and effect public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by the Borrower or any Guarantor, as the case may be, in such amounts and with such deductibles as are customary with companies of the same or similar size in the same or similar businesses and in the same geographic area and in each case with financially sound and reputable insurance companies (subject to provisions for self-insurance) and (ii) with respect to each parcel of Material Real Property that is subject to a Mortgage, obtain flood insurance in such total amounts as are required pursuant to applicable law or otherwise customary with companies of the same or similar size, if at any time the area in which any improvements are located is designated as a “flood hazard area” in any Flood Insurance Rate Map established by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.
          (e) Obligations and Taxes. Pay all its material obligations promptly and in accordance with their terms and pay and discharge and cause each of its Subsidiaries to pay and discharge promptly all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, would become a Lien or charge upon such properties or any part thereof; provided, however, that the Borrower and each Guarantor shall not be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings, in each case, if the Borrower and the Guarantors shall have set aside on their books adequate reserves therefor in conformity with GAAP.
          (f) Access to Books and Records.
     (i) Maintain or cause to be maintained at all times true and complete books and records in accordance with GAAP of the financial operations of the Borrower and the Guarantors; and provide the Lenders and their representatives (which shall coordinate through the Administrative Agent) access to all such books and records during regular business hours upon reasonable advance notice, in order that the Lenders may examine

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and make abstracts from such books, accounts, records and other papers for the purpose of verifying the accuracy of the various reports delivered by the Borrower or the Guarantors to any Agent or the Lenders pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement and to discuss the affairs, finances and condition of the Borrower and the Guarantors with the officers and independent accountants of the Borrower; provided that the Borrower shall have the right to be present at any such visit or inspection.
     (ii) Grant the Lenders (which shall coordinate through the Administrative Agent) access to and the right to inspect all reports, audits and other internal information of the Borrower and the Guarantors relating to environmental matters upon reasonable advance notice, but subject to appropriate limitations so as to preserve attorney-client privilege.
     (iii) At any reasonable time and from time to time during regular business hours, upon reasonable notice by the Administrative Agent or the Collateral Agent, permit such Agent or any Lenders and/or any representatives designated by such Agent or such Lender (it being understood that all such visits by Lenders shall be coordinated through the Administrative Agent) (including any internal and third party consultants, accountants, lawyers and appraisers retained by such Agent or Lender) to visit the properties of the Borrower and the Guarantors to conduct evaluations, appraisals, environmental assessments and ongoing maintenance and monitoring in connection with the assets and properties of the Borrower or its Subsidiaries as such Agent or Lender may require, and to monitor the Collateral and all related systems, and pay the reasonable fees and expenses in connection therewith (including the reasonable and customary fees and expenses of such Agents and Lenders, as forth in Section 10.04); provided that the Borrower shall have the right to be present at any such visit and, unless a Default has occurred and is continuing, such visits permitted under this clause (iii) shall be coordinated through the Administrative Agent or the Collateral Agent and shall be made no more frequently than twice in any fiscal year.
     (iv) [Reserved].
          (g) [Reserved].
          (h) Maintenance of Credit Ratings. Use commercially reasonable efforts to maintain, in respect of the Borrower, corporate ratings and corporate family ratings of S&P and Moody’s, respectively.
          (i) Use of Proceeds. Use the proceeds of the Advances solely for the purposes, and subject to the restrictions, set forth in Section 2.14.
          (j) Validity of Loan Documents. Use its best efforts to object to any application made on behalf of any Loan Party or by any Person to the validity of any Loan Document or the applicability or enforceability of any Loan Document or which seeks to void, avoid, limit, or otherwise adversely affect the security interest created by or in any Loan Document or any payment made pursuant thereto.

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          (k) [Reserved].
          (l) [Reserved].
          (m) Additional Domestic Subsidiaries. If any Loan Party shall form or directly acquire all or substantially all of the outstanding Equity Interests of a Material Subsidiary after the Closing Date, or a Subsidiary becomes a domestic Material Subsidiary after the Closing Date, the Borrower will notify the Administrative Agent and the Collateral Agent thereof and such Loan Party will cause such Subsidiary to become a Loan Party hereunder and under each applicable Collateral Document within fifteen (15) Business Days after such Subsidiary is formed or acquired and promptly take such actions to create and perfect Liens on such Subsidiary’s assets to secure the Secured Obligations as the Administrative Agent or the Collateral Agent shall reasonably request in accordance with and subject to the Collateral Documents; provided that (i) Mortgages shall only be required in respect of Material Real Property and (ii) notwithstanding the foregoing, no Subsidiary will be required to become or remain a Guarantor or provide or maintain a Lien on any of its assets as security for any of the Obligations (A) if such Subsidiary is not a wholly-owned Subsidiary; (B) to the extent doing so would (1) in the case of any CFC or any assets of a CFC, result in any materially adverse tax consequences or (2) be prohibited by any applicable law; (C) such Person is an Excluded Subsidiary; or (D) if, in the reasonable judgment of the Administrative Agent and the Borrower, the cost of providing a Guarantee Obligation hereunder is excessive in relation to the benefits to be obtained by the Lenders therefrom. If any certificated shares of Equity Interests of any such Subsidiary, or any Debt of any such Subsidiary exceeding $1,000,000, are owned by or on behalf of any Loan Party, such Loan Party will cause such shares and promissory notes evidencing such Debt to be pledged to secure the Secured Obligations within fifteen (15) Business Days after such Subsidiary is formed or such shares of Equity Interests or Debt are acquired (except that, if such Subsidiary is a Foreign Subsidiary, shares of Equity Interests of such Subsidiary to be pledged shall be limited to 65% of the outstanding shares of Equity Interests of such Subsidiary).
          (n) [Reserved].
          (o) [Reserved].
          (p) Further Assurances.
     (i) Promptly upon reasonable request by any Agent, correct, and cause each of its Subsidiaries promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof.
     (ii) Promptly upon reasonable request by any Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, landlords’ and bailees’ waiver and consent agreements, assurances and other instruments as any Agent may reasonably require from time to time in order to (A) carry out more effectively the purposes of the

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Loan Documents, (B) to the fullest extent permitted by applicable law, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter required to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens required to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.
          (q) Maintenance of Properties, Etc. Maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, and will from time to time make or cause to be made all appropriate repairs, renewals and replacements thereof except where failure to do so would not have a Material Adverse Effect; provided that, this subSection (q) shall not prohibit the sale, transfer or other disposition of any such property consummated in accordance with the other terms of this Agreement.
          (r) [Reserved].
          (s) Disposition of Excluded Real Property. Within 180 days immediately following the Closing Date, enter into a definitive agreement, or agreements, providing for the Disposition of each of the parcels of Excluded Real Property (such Dispositions to be consummated no later than 90 days after execution of such definitive agreement); provided that in the event the Borrower fails to consummate such Dispositions within the time periods set forth herein, then the Borrower shall deliver (no later than the 270th day immediately following the Closing Date) to the Collateral Agent each of the Real Estate Closing Deliverables with respect to each parcel of Excluded Real Property but only to the extent that such parcel of Excluded Real Property would be considered Material Real Property but for the exclusion set forth in the definition thereof.
          (t) Interest Rate Protection. Enter into within 120 days after the Closing Date and maintain at all times thereafter, interest rate Hedge Agreements reasonably satisfactory to the Administrative Agent with any Lender or any Affiliates thereof (or any “Lender” under the Revolving Credit Facility), covering a notional amount of not less than 50% of the aggregate loans outstanding under the Term Facility and providing for such Lenders to make payments thereunder for a period of no less than three years.
          (u) Post-Closing Obligations. Take each action set forth on Schedule 5.01(u) within the time period set forth on Schedule 5.01(u) for such action; provided that in each case, the Administrative Agent may, in its sole discretion, grant extensions of the time periods set forth in this Section 5.01(u).
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          Section 5.02 Negative Covenants. So long as any Advance shall remain unpaid, no Loan Party will, at any time:
          (a) Liens. Incur, create, assume or suffer to exist any Lien on any asset of the Borrower or any of its Material Subsidiaries now owned or hereafter acquired by any of the Borrower or any such Material Subsidiary, other than: (i) Liens existing on the Closing Date and set forth on Schedule 5.02(a), (ii) Permitted Liens, (iii) Liens on assets of Foreign Subsidiaries to secure Debt permitted by Section 5.02(b)(vii), (iv) Liens in favor of the Administrative Agent and the Secured Parties, (v) Liens in connection with Debt permitted to be incurred pursuant to Section 5.02(b)(viii) so long as such Liens extend solely to the property (and improvements and proceeds of such property) acquired or financed with the proceeds of such Debt or subject to the applicable Capitalized Lease, (vi) Liens (x) in the form of cash collateral deposited to secure Obligations under Hedge Agreements, Credit Card Programs and Cash Management Obligations (in each case, not secured as set forth in clauses (y) or (z)); provided that such cash is not in excess of $75,000,000, (y) on the Revolving Facility Collateral to secure (A) Obligations under Hedge Agreements (not secured as set forth in clauses (x) or (z)) up to an amount not to exceed $100,000,000, (B) Cash Management Obligations (not secured as set forth in clauses (x) or (z)) up to an amount not to exceed $25,000,000 and (C) Obligations under Credit Card Programs (not secured as set forth in clauses (x) or (z)) and (z) on the Term Facility Collateral to secure (A) Obligations under Hedge Agreements not secured as set forth in clauses (x) or (y), (B) Cash Management Obligations not secured as set forth in clauses (x) or (y) and (C) Obligations under Credit Card Programs not secured as set forth in clauses (x) or (y), (vii) Liens arising pursuant to the Tooling Program, (viii) Liens on cash or Cash Equivalents to secure cash management obligations to Keybank National Association provided that such cash or cash equivalents are not in excess of $1,000,000; (ix) Liens arising in connection with the access rights granted pursuant to the Access Rights Agreement; and (x) the Getrag Sale.
          (b) Debt. Contract, create, incur, assume or suffer to exist any Debt, or permit any of its Material Subsidiaries to contract, create, incur, assume or suffer to exist any Debt, except for (i) Debt under this Agreement and the other Loan Documents, (ii) Debt under the Revolving Facility Credit Agreement and other Revolving Facility Loan Documents, (iii) Surviving Debt (including the Existing Receivables Facility) and any Permitted Refinancing thereof (it being understood that in the case of a Permitted Refinancing of the Existing Receivables Facility, the aggregate principal amount of such Debt being refinanced in connection therewith shall be deemed to be €170,000,000 (or the equivalent amount in Dollars)) as of the Closing Date, (iv) Debt arising from Investments among the Borrower and its Subsidiaries that are permitted hereunder, (v) Debt in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing house transfers of funds; (vi) Debt consisting of guaranties (x) permitted by Section 5.02(c) and (y) non-recourse Debt in respect of Investments in joint ventures permitted under Section 5.02(f)(ix) or Section 5.02(f)(xvii) in an aggregate amount not to exceed $100,000,000 plus any non-recourse Debt directly associated with Dong Feng at any time outstanding; (vii) Debt of Foreign Subsidiaries owing to third parties in an aggregate outstanding principal amount (together with the aggregate outstanding principal amount of all other Debt of Foreign Subsidiaries permitted under this subSection (b)) not in excess of $500,000,000 at any time outstanding, (viii) Debt constituting purchase money debt and Capitalized Lease obligations (not otherwise included in subclause (iii) above and including any such Debt or Capitalized
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Lease obligations assumed in connection with a Permitted Acquisition) in an aggregate outstanding amount not in excess of $75,000,000, (ix) (x) Debt in respect of Hedge Agreements entered into in the ordinary course of business to protect against fluctuations in interest rates, foreign exchange rates and commodity prices and (y) Debt arising under the Credit Card Program; provided that Hedge Agreements and Credit Card Programs subject to Liens permitted under Section 5.02(a)(vi)(x) shall not exceed $75,000,000 at any time outstanding, (x) indebtedness which may be deemed to exist pursuant to any surety bonds, appeal bonds or similar obligations incurred in connection with any judgment not constituting an Event of Default, (xi) indebtedness in respect of netting services, customary overdraft protections and otherwise in connection with deposit accounts in the ordinary course of business, (xii) payables owing to suppliers in connection with the Tooling Program, (xiii) Debt representing deferred compensation to employees of the Borrower or any other Loan Party incurred in the ordinary course of business; (xiv) Debt incurred by the Borrower or any of its Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case limited to indemnification obligations or obligations in respect of purchase price, including Earn-Out Obligations or similar adjustments, (xv) Debt consisting of the financing of insurance premiums in each case, in the ordinary course of business, (xvi) Debt supported by a “Letter of Credit” (as defined in the Revolving Facility Credit Agreement) in a principal amount not to exceed the face amount of such “Letter of Credit” (as defined in the Revolving Facility Credit Agreement), (xvii) Subordinated Debt of the Loan Parties in an aggregate principal amount not to exceed $250,000,000 at any time outstanding, and (xviii) Debt not otherwise permitted hereunder in an aggregate outstanding principal amount of $20,000,000.
          (c) Guarantees and Other Liabilities. Contract, create, incur, assume or permit to exist, or permit any Material Subsidiary to contract, create, assume or permit to exist, any Guarantee Obligations, except (i) for any guaranty of Debt or other obligations of the Borrower or any Guarantor if the Borrower or such Guarantor could have incurred such Debt or obligations under this Agreement; provided that, if the Debt being guaranteed is subordinated to the Obligations under this Agreement, such Guarantee Obligation shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Debt, (ii) by endorsement of negotiable instruments for deposit or collection in the ordinary course of business and (iii) Guarantee Obligations constituting Investments of the Borrower and its Subsidiaries permitted hereunder (provided that Guarantee Obligations in respect of Investments in joint ventures permitted under Section 5.02(f)(i) shall not exceed an aggregate amount of $50,000,000 at any time outstanding).
          (d) Dividends; Capital Stock. Declare or pay, directly or indirectly, any dividends or make any other distribution, or payment, whether in cash, property, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise) any shares of capital stock (or any options, warrants, rights or other equity securities or agreements relating to any capital stock) of the Borrower, or set apart any sum for the aforesaid purposes (collectively, “Restricted Payments”), except that:
     (i) So long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may declare and pay dividends in respect of its Preferred Interests; provided that the aggregate amount of dividends paid in any Fiscal Year shall not exceed $32,000,000; provided further that if the terms of this
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Section 5.02(d)(i) prevent the Borrower from declaring such dividends in any Fiscal Year, the aggregate amount of dividends paid in the immediately succeeding Fiscal Year (subject to this Agreement) may include the unused amount permitted hereunder for the prior year;
     (ii) to the extent constituting Restricted Payments, the Borrower may enter into and consummate any transactions permitted under Section 5.02(e), (f) and (j); and
     (iii) repurchases of Equity Interests in the ordinary course of business in the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants.
          (e) Transactions with Affiliates. Enter into or permit any of its Material Subsidiaries to enter into any transaction with any of its Affiliates, other than on terms and conditions at least as favorable to the Borrower or such Subsidiary as would reasonably be obtained at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except for the following: (i) any transaction between any Loan Party and any other Loan Party or between any Non-Loan Party and any other Non-Loan Party; (ii) any transaction between any Loan Party and any Non-Loan Party that is at least as favorable to such Loan Party as would reasonably be obtained at that time in a comparable arm’s-length transaction with a Person other than an Affiliate; (iii) any transaction individually or of a type expressly permitted pursuant to the terms of the Loan Documents; or (iv) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the relevant Board of Directors or (v) transactions in existence on the Closing Date and set forth on Schedule III and any renewal or replacement thereof on substantially identical terms.
          (f) Investments. Make or hold, or permit any of its Material Subsidiaries to make, any Investment in any Person, except for (i) (A) ownership by the Borrower or the Guarantors of the capital stock of each of the Subsidiaries listed on Schedule 4.01 and (B) Investments consisting of intercompany loans or advances existing as of the Closing Date and other Investments existing as of the Closing Date and set forth on Schedule 5.02(f), together with any increase in the value of thereof, in each case as extended, renewed or refinanced from time to time so long as the aggregate thereof is not increased above the amount as of the Closing Date plus the increase in the value thereof unless otherwise permitted pursuant to another exception in this Section 5.02(f) and any Permitted Refinancing thereof; (ii) Investments in Cash Equivalents and Investments by Foreign Subsidiaries in securities and deposits similar in nature to Cash Equivalents and customary in the applicable jurisdiction; (iii) Investments or intercompany loans or advances (A) by any Loan Party to or in any other Loan Party, (B) by any Non-Loan Party to or in any Loan Party or (C) by any Non-Loan Party to or in any other Non-Loan Party; (iv) investments (A) received in satisfaction or partial satisfaction thereof from financially troubled account debtors or in connection with the settlement of delinquent accounts and disputes with customers and suppliers, or (B) received in settlement of debts created in the ordinary course of business and owing to the Borrower or any of its Subsidiaries or in satisfaction of judgments; (v) Investments (A) in the form of deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with current market
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practices, (B) in the form of extensions of trade credit in the ordinary course of business, or (C) in the form of prepaid expenses and deposits to other Persons in the ordinary course of business; (vi) Investments made in any Person to the extent such investment represents the non-cash portion of consideration received for an asset sale permitted under the terms of the Loan Documents; (vii) loans or advance to directors, officers and employees for bona fide business purposes and in the ordinary course of business in an aggregate principal amount not to exceed $10,000,000 at any time outstanding; (viii) investments constituting guaranties permitted pursuant to Section 5.02(c)(i) or (ii) above and guaranties of leases and trade payables and other similar obligations entered into in the ordinary course of business; (ix) Permitted Acquisitions by Loan Parties in an amount not to exceed $75,000,000 in any Fiscal Year; provided that to the extent that such Permitted Acquisition would result in such Person not becoming a Loan Party in accordance with Section 5.02, such amount may not exceed $10,000,000 during any Fiscal Year; (x) Investments in connection with the Tooling Program in an aggregate amount (together with any Investments in connection with the Tooling Program permitted under sub-clause (i)(B) above) not in excess of $135,000,000; (xi) Investments in Mexico in connection with Maquiladora or similar arrangements in an aggregate amount not to exceed $20,000,000; (xii) Investments by Loan Parties in Non-Loan Parties (A) in an aggregate amount not to exceed an amount equal to $50,000,000 plus, with respect to any such Loan Party, the aggregate amount of dividends, distributions and loan repayments received by such Loan Party after the Closing Date from Non-Loan Parties at any time outstanding and (B) to the extent that Letters of Credit are permitted to be issued hereunder to provide credit support for third-party Debt of Foreign Subsidiaries; (xiii) Investments by Foreign Subsidiaries in other Foreign Subsidiaries and in the Loan Parties; (xiv) proposed Investments disclosed in writing to the Administrative Agent at least 5 Business Days prior to the Closing Date and satisfactory to the Administrative Agent; (xv) loans or advances made by any Foreign Subsidiary to the purchaser of receivables and receivables related assets or any interest therein to fund part of the purchase price of such receivables and receivables related assets or any interest therein in connection with the factoring or sale of such receivables pursuant to a transaction permitted pursuant to Section 5.02(b)(iii) or (vi); (xvi) Permitted Acquisitions by Foreign Subsidiaries not to exceed $100,000,000 in any Fiscal Year; and (xvii) other Investments to the extent not permitted pursuant to any other subpart of this Section in an amount not to exceed $25,000,000 in any Fiscal Year.
          (g) Disposition of Assets. Sell or otherwise dispose of, or permit any of its Material Subsidiaries to sell or otherwise dispose of, any assets (including, without limitation, the capital stock of any Subsidiary of the Borrower or a Material Subsidiary) except for (i) proposed divestitures publicly disclosed or otherwise disclosed in writing to the Administrative Agent, in each case at least 5 Business Days prior to the Closing Date and satisfactory to the Administrative Agent and the Lenders; (ii) (x) sales of inventory or obsolete or worn-out property by the Borrower or any of its Subsidiaries in the ordinary course of business, (y) sales, leases or transfers of property by the Borrower or any of its Subsidiaries to the Borrower or a Subsidiary or to a third party in connection with the asset value recovery program, or (z) sales by Non-Loan Parties of property no longer used or useful; (iii) the sale, lease, transfer or other disposition of any assets (A) by any Loan Party to any other Loan Party, (B) by any Non-Loan Party to any Loan Party, (C) by any Non-Loan Party to any other Non-Loan Party or (D) so long as no Default has occurred and is continuing, by any Loan Party to any Non-Loan Party, so long as the fair market value of any asset disposed under this Section 5.02(g)(iii)(D) does not exceed (x) $20,000,000 in any single transaction or series of related transactions, (y)
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$75,000,000 in the aggregate during any Fiscal Year and (z) $200,000,000 in the aggregate during the term of this Agreement; (iv) sales, transfers or other dispositions of assets in connection with the Tooling Program; (v) any sale, lease, transfer or other disposition made in connection with any Investment permitted under Sections 5.02(f)(ii), (iv), (v) or (viii) hereof; (vi) licenses, sublicenses or similar transactions of intellectual property in the ordinary course of business and the abandonment of intellectual property, in accordance with Section 13 of the Security Agreement, deemed no longer useful; (vii) equity issuances by any Subsidiary to the Borrower or any other Subsidiary of the Borrower to the extent such equity issuance constitutes an Investment permitted pursuant to Section 5.02(f)(iii); (viii) transfers of receivables and receivables related assets or any interest therein by any Foreign Subsidiary in connection with any factoring or similar arrangement permitted pursuant to Section 5.02(b); and (ix) other sales, leases, transfers or dispositions of assets for fair value at the time of such sale (as reasonably determined by Borrower) so long as (A) in the case of any sale or other disposition, in any single transaction or series of related transactions, in which the fair value of the assets being sold, leased, transferred or disposed of exceed $5,000,000 in any Fiscal Year and $50,000,000 during the term of this Agreement, not less than 75% of the consideration is cash, (B) no Default or Event of Default exists immediately before or after giving effect to any such sale, lease, transfer or other disposition, (C) in the case of any sale, lease transfer or other disposition by any Loan Party, the fair value of all such assets sold, leased, transferred or otherwise disposed of in any Fiscal Year does not exceed an amount equal to $50,000,000 and (D) in the case of any sale, lease transfer or other disposition by any Foreign Subsidiaries, the fair value of all such assets sold, leased, transferred or otherwise disposed of (x) in any Fiscal Year does not exceed an amount equal to $50,000,000 and (y) during the term of this Agreement does not exceed an amount equal to $250,000,000.
          (h) Nature of Business. Modify or alter, or permit any of its Material Subsidiaries to modify or alter, in any material manner the nature and type of its business as conducted at or prior to the Closing Date or the manner in which such business is currently conducted, it being understood that neither sales permitted by Section 5.02(g) nor Permitted Acquisitions shall constitute such a material modification or alteration.
          (i) Capital Expenditures. Make, or permit any of its Subsidiaries to make, any Capital Expenditures that would cause the aggregate of all such Capital Expenditures made by the Borrower and its Subsidiaries during any fiscal year to exceed $375,000,000; provided, however, that if, for any year, the aggregate amount of capital expenditures made by the Borrower and its Subsidiaries is less than $375,000,000 (the difference between $375,000,000 and the amount of Capital Expenditures in such year (the “Excess Amount”)), the Borrower and its Subsidiaries shall be entitled to make additional Capital Expenditures in the immediately succeeding year in an amount equal to the Excess Amount, it being understood that the Excess Amount for any Fiscal Year shall be deemed the first amount used in any succeeding Fiscal Year.
          (j) Mergers. Merge into or consolidate with any Person or permit any Person to merge into it, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or dispose of all or substantially all of its property or business, except (i) for mergers or consolidation constituting permitted Investments under Section 5.02(f) or asset dispositions permitted pursuant to Section 5.02(g), (ii) mergers, consolidations, liquidations or dissolutions
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(A) by any Loan Party (other than the Borrower) with or into any other Loan Party, (B) by any Non-Loan Party (other than an Excluded Subsidiary) with or into any Loan Party or (C) by any Non-Loan Party (other than an Excluded Subsidiary) with or into any other Non-Loan Party (other than an Excluded Subsidiary); provided that, in the case of any such merger or consolidation, the person formed by such merger or consolidation shall be a wholly owned Subsidiary of the Borrower, and provided further that in the case of any such merger or consolidation (x) to which the Borrower is a party, the Person formed by such merger or consolidation shall be the Borrower and (y) to which a Loan Party (other than the Borrower) is a party (other than a merger or consolidation made in accordance with subclause (B) above), the Person formed by such merger or consolidation shall be a Loan Party on the same terms; and (iii) the dissolution, liquidation or winding up of any subsidiary of the Borrower, provided that such dissolution, liquidation or winding up would not reasonably be expected to have a Material Adverse Effect and the assets of the Person so dissolved, liquidated or wound-up are distributed to the Borrower or to another Loan Party.
          (k) Amendments of Constitutive Documents. Amend its constitutive documents, except for amendments that would not reasonably be expected to materially affect the interests of the Lenders.
          (l) Accounting Changes. Make or permit any changes in (i) accounting policies or reporting practices, except as permitted or required by generally accepted accounting principles, or (ii) its Fiscal Year.
          (m) Negative Pledge; Payment Restrictions Affecting Subsidiaries. Enter into or allow to exist, or allow any Material Subsidiary to enter into or allow to exist, any agreement prohibiting or conditioning the ability of the Borrower or any such Subsidiary to (i) create any Lien upon any of its property or assets, (ii) make dividends to, or pay any indebtedness owed to, any Loan Party, (iii) make loans or advances to, or other investments in, any Loan Party, or (iv) transfer any of its assets to any Loan Party other than (A) any such agreement with or in favor of the Administrative Agent, the Collateral Agent or the Lenders or the Revolving Facility Administrative Agent or the collateral agent and any lenders in respect of the Revolving Facility Credit Agreement; (B) in connection with (1) any agreement evidencing any Liens permitted pursuant to Section 5.02(a)(iii), (v), (vii), (ix) or (x) (so long as (x) in the case of agreements evidencing Liens permitted under Section 5.02(a)(iii), such prohibitions or conditions are customary for such Liens and the obligations they secure and (y) in the case of agreements evidencing Liens permitted under Section 5.02(a)(v), (vii), (ix) and (x) such prohibitions or conditions relate solely to the assets that are the subject of such Liens) or (2) any Debt permitted to be incurred under Sections 5.02(b)(iii), (vii), (viii), or (xii) above (so long as (x) in the case of agreements evidencing Debt permitted under Section 5.02(b)(vii), such prohibitions or conditions are customary for such Debt and (y) in the case of agreements evidencing Debt permitted under Section 5.02(b)(viii) or (ix), such prohibitions or conditions are limited to the assets securing such Debt; (C) any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets; (D) any restriction or encumbrance imposed pursuant to an agreement that has been entered into by the Borrower or any Subsidiary of the Borrower for the disposition of any of its property or assets so long as such disposition is otherwise permitted under the Loan Documents; (E) any such agreement imposed in connection with consignment
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agreements entered into in the ordinary course of business; (F) customary anti-assignment provisions contained in any agreement entered into in the ordinary course of business; (G) any agreement in existence at the time a Subsidiary is acquired so long as such agreement was not entered into in contemplation of such acquisition; (H) such encumbrances or restrictions required by applicable law; or (I) any agreement in existence on the Closing Date and listed on Schedule V, the terms of which shall have been disclosed in writing to the Administrative Agent prior to the date thereof.
          (n) Sales and Lease Backs. Except as set forth on Schedule 5.02(n), become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property, whether now owned or hereafter acquired (i) which such Loan Party has sold or transferred or is to sell or transfer to any other Person (other than another Loan Party) or (ii) which such Loan Party intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by a Loan Party to any Person (other than another Loan Party) in connection with such lease.
          (o) Prepayments, Amendments, Etc. of Debt. (i) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Subordinated Debt except (A) regularly scheduled (including repayments of revolving facilities) or required repayments or redemptions of Subordinated Debt permitted hereunder, (B) any prepayments or redemptions of Subordinated Debt in connection with a refunding or refinancing of such Subordinated Debt permitted by Section 5.02(b), or (C) any repayments of Subordinated Debt to the Company or its Subsidiaries that was permitted to be incurred under this Agreement; or (ii) amend, modify or change in any manner adverse to the Lenders any term or condition of any Subordinated Debt.
          (p) Reorganization Plan. After the entry of the Confirmation Order, amend, supplement or otherwise modify in an manner that would materially and adversely effect the rights of the Lenders the Reorganization Plan.
          (q) Holding Company Status. In the case of any domestic Subsidiary that is a CFC, engage in any business or activity or incur liabilities other than (i) the ownership of the Equity Interests of a CFC, (ii) maintaining its corporate existence and (iii) activities incidental to the businesses or activities described in the foregoing clauses (i) and (ii).
          Section 5.03 Reporting Requirements. So long as any Advance shall remain unpaid, the Borrower will furnish to the Administrative Agent:
          (a) Default Notice. As soon as possible and in any event within three Business Days after any Responsible Officer of the Borrower has knowledge of the occurrence of each Default or within five Business Days after any Responsible Officer of the Borrower has knowledge of the occurrence of any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of a Responsible Officer (or person performing similar functions) of the Borrower setting forth details of such Default or other event and the action that the Borrower has taken and proposes to take with respect thereto.
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          (b) Quarterly Financials. Commencing with the Fiscal Quarter ending March 31, 2008, as soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year (or such earlier date as the Borrower may be required by the SEC to deliver its Form 10-Q or such later date as the SEC may permit for the delivery of the Borrower’s Form 10-Q), a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter, and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous quarter and ending with the end of such quarter, and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth, in each case in comparative form the corresponding figures for the corresponding period of the immediately preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year end audit adjustments) by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP, together with a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto.
          (c) Annual Financials. As soon as available and in any event no later than 90 days following the end of the Fiscal Year ending December 31, 2007, a copy of the annual audit report for such Fiscal Year, including therein a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by (A) an opinion acceptable to the Initial Lenders of independent public accountants of recognized national standing acceptable to the Initial Lenders, (B) a certificate of a Responsible Officer of the Borrower stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto, and (C) for any Fiscal Year after January 1, 2008, a schedule in form reasonably satisfactory to the Initial Lenders of the computations used in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Sections 5.02(i) and 5.04 and the second sentence of Section 5.05, if applicable; provided, that, in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.02(i) and 5.04 and the second sentence of Section 5.05, if applicable, a statement of reconciliation conforming such financial statements to GAAP.
          (d) Annual Budget. As soon as available, and in any event no later than 30 days after the end of each Fiscal Year of the Borrower, commencing with the Fiscal Year ending December 31, 2008, a reasonably detailed consolidated budget for the following Fiscal Year and each subsequent year thereafter through the Maturity Date (including a projected Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following Fiscal Year), the related projected Consolidated statements of cash flow and income for such Fiscal Year expected as of the end of each month during such Fiscal Year (collectively, the “Projections”) in the form delivered to the board of directors of the Borrower, which Projections shall be accompanied by a certificate of a Responsible Officer of the Borrower stating that such Projections are based on then reasonable estimates and then available information and assumptions; it being understood that the Projections are made on the basis of the Borrower’s then current good faith views and assumptions believed to be reasonable when made with respect to future events, and assumptions
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that the Borrower believes to be reasonable as of the date thereof (it being understood that projections are inherently unreliable and that actual performance may differ materially from the Projections).
          (e) [Reserved].
          (f) [Reserved].
          (g) ERISA Events and ERISA Reports. Promptly and in any event within 3 Business Days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred with respect to an ERISA Plan, a statement of a Responsible Officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto, on the date any records, documents or other information must be furnished to the PBGC with respect to any ERISA Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.
          (h) Plan Terminations. Promptly and in any event within two Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any ERISA Plan or to have a trustee appointed to administer any ERISA Plan.
          (i) Actuarial Reports. Promptly upon receipt thereof by any Loan Party or any ERISA Affiliate, a copy of the annual actuarial valuation report for each Plan the funded current liability percentage (as defined in Section 302(d)(8) of ERISA) of which is less than 90% or the unfunded current liability of which exceeds $5,000,000.
          (j) Multiemployer Plan Notices. Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (i) the imposition of Withdrawal Liability by any such Multiemployer Plan, (ii) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (iii) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (i) or (ii) above.
          (k) Litigation. Promptly after the commencement thereof, notice of each unstayed action, suit, investigation, litigation and proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its Subsidiaries that (i) is reasonably likely to be determined adversely and if so determined adversely would be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note, any other Loan Document or the consummation of the transactions contemplated hereby.
          (l) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that the Borrower sends to its public stockholders, copies of all regular, periodic and special reports, and all registration statements, that the Borrower files with the Securities and Exchange Commission or any governmental
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authority that may be substituted therefor, or with any national securities exchange; provided that such documents may be made available by posting on the Borrower’s website.
          (m) Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any non-compliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that would reasonably be expected to (i) result in a material loss or liability or (ii) cause any real property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.
          (n) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as any Lender (through the Administrative Agent), the Administrative Agent or any of their advisors may from time to time reasonably request.
          (o) [Reserved].
          Documents required to be delivered pursuant to Section 5.01 or this Section 5.03 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date of receipt by the Administrative Agent irrespective of when such document or materials are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website (the “Informational Website”), if any, to which each Lender and the Agents have unrestricted access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the accommodation provided by the foregoing sentence shall not impair the right of the Administrative Agent to request and receive from the Loan Parties physical delivery of any specific information provided for in Section 5.01 or this Section 5.03. Other than with respect to the bad faith, gross negligence or willful misconduct on the part of the Lead Arrangers, Agents or Lenders, none of the Lead Arrangers, Agents or the Lenders shall have any liability to any Loan Party, each other or any of their respective Affiliates associated with establishing and maintaining the security and confidentiality of the Informational Website and the information posted thereto.
          Section 5.04 Financial Covenants. (a) Total Leverage Ratio. The Borrower shall not permit the Total Leverage Ratio on the last day of any Fiscal Quarter during any period set forth below to be greater than the ratio set forth opposite such period below:

Test Period Ending	Total Leverage Ratio
December 31, 2008	3.10:1.00
March 31, 2009	2.90:1.00
June 30, 2009	2.80:1.00
September 30, 2009	2.70:1.00
December 31, 2009	2.65:1.00
March 31, 2010	2.65:1.00
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Test Period Ending	Total Leverage Ratio
June 30, 2010	2.60:1.00
September 30, 2010	2.55:1.00
December 31, 2010 through March 31, 2013	2.50:1.00
June 30, 2013 and thereafter	2.25:1.00
          (b) Interest Coverage Ratio. The Borrower shall not permit the Interest Coverage Ratio on the last day of any Fiscal Quarter during any period set forth below to be less than 4.5:1.0.
          (c) EBITDA. The Borrower shall not permit EBITDA for the period below to be less than the figure set forth opposite such period below:

Test Period Ending	EBITDA
Two Fiscal Quarters ended June 30, 2008	$211,000,000
Three Fiscal Quarters ended September 30, 2008	$341,000,000
          Section 5.05 Monthly Financial Statements and Minimum EBITDA During Syndication. For each month following the Closing Date (other than December or January) until the Joint Bookrunners notify the Borrower that the Senior Credit Facilities have been successfully syndicated (as determined in accordance with the Fee Letter), as soon as available and in any event no later than thirty (30) days after the end of each such month, the Borrower shall deliver to the Initial Lenders and the Agents a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such month, and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous month and ending with the end of such month, and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such month, all in reasonable detail and duly certified (subject to normal year end audit adjustments) by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP, together with a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto. The financial statements delivered pursuant to this Section 5.05 shall evidence Consolidated EBITDA of the Borrower (calculated in a manner reasonably satisfactory to the Administrative Agent), for the latest twelve-month period for which financial statements are then available, of not less than $380,000,000, in the case of any twelve-month period ending on or prior to November 30, 2007, and of not less than $400,000,000, in the case of any twelve-month period thereafter.
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ARTICLE VI
EVENTS OF DEFAULT
          Section 6.01 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
          (a) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or any Loan Party shall fail to make any payment of interest on any Advance or any other payment under any Loan Document within five Business Days after the same becomes due and payable; or
          (b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect, only to the extent that such representation and warranty is not otherwise qualified by materiality or Material Adverse Effect, when made or deemed made; or
          (c) any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Sections 2.14, 5.01(i), 5.01(u), 5.02, 5.03, 5.04 or 5.05 or (ii) any term, covenant or agreement (other than those listed in clause (i) above) contained in Article V hereof, if such failure shall remain unremedied for 5 Business Days; or
          (d) any Loan Party shall fail to perform any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for after the earlier of 30 days after (i) an Responsible Officer of any Loan Party obtaining knowledge of such default or (ii) the Borrower receiving notice of such default from any Agent or any Lender (any such notice to be identified as a notice of default and to refer specifically to this paragraph); or
          (e) (i) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of (x) Debt in respect of the Revolving Credit Facility or (y) one or more items of Debt of the Loan Parties and their Subsidiaries (excluding Debt outstanding hereunder) that is outstanding in an aggregate principal or notional amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $50,000,000 when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreements or instruments relating to all such Debt; or (ii) any other event shall occur or condition shall exist under the agreements or instruments relating to (x) Debt in respect of the Revolving Credit Facility or (y) one or more items of Debt of the Loan Parties and their Subsidiaries (excluding Debt outstanding hereunder) that is outstanding in an aggregate principal or notional amount of at least $50,000,000, and such other event or condition shall continue after the applicable grace period, if any, specified in all such agreements or instruments, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or (iii) (x) Debt in respect of the Revolving Credit Facility or (y) one or more items of Debt of the Loan Parties and their Subsidiaries (excluding
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Debt outstanding hereunder) that is outstanding in an aggregate principal or notional amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $50,000,000, shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled or required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or
          (f) any Loan Party or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subSection (f); or
          (g) one or more final, non-appealable judgments or orders for the payment of money in excess of $50,000,000 (exclusive of any judgment or order the amounts of which are fully covered by insurance (less any applicable deductible) which is not in dispute) in the aggregate at any time, shall be rendered against any Loan Party or any of its Subsidiaries and enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or
          (h) one or more nonmonetary judgments or orders shall be rendered against any Loan Party or any of its Subsidiaries that is reasonably likely to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
          (i) any provision of any Loan Document after delivery thereof pursuant to Section 3.01 shall for any reason cease to be valid and binding on or enforceable against any Loan Party intended to be a party to it, or any such Loan Party shall so state in writing; or
          (j) any Collateral Document after delivery thereof pursuant to Section 3.01 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected lien on and security interest in the Collateral purported to be covered thereby; or
          (k) any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have
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occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) is reasonably likely to have a Material Adverse Effect; or
          (l) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $50,000,000 or requires payments exceeding $25,000,000 per annum; or
          (m) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $20,000,000; or
          (n) any challenge by any Loan Party to the validity of any Loan Document or the applicability or enforceability of any Loan Document or which seeks to void, avoid, limit, or otherwise adversely affect the security interest created by or in any Loan Document or any payment made pursuant thereto; or
          (o) a Change of Control shall occur;
then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, terminate or suspend forthwith the Commitments, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.
ARTICLE VII
THE AGENTS
          Section 7.01 Appointment and Authorization of the Agents. (a) Each Lender hereby irrevocably appoints, designates and authorizes each of the Agents to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, no Agent shall have any duties or responsibilities, except those expressly
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set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against such Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Article VII are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any such provisions.
          (b) Citigroup Global Markets Inc. hereby appoints Citicorp USA, Inc. to act as “collateral agent” or as “administrative agent” solely for the purpose of negotiating, executing, accepting delivery of and otherwise acting pursuant to collateral access agreements, or any other similar agreement.
          Section 7.02 Delegation of Duties.
          (a) Each Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.
          (b) Without limitation of the provisions of Section 7.02(a), it is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Collateral Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that the Collateral Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent, collateral sub-agent or collateral co-agent (any such additional individual or institution being referred to herein as a “Supplemental Collateral Agent”).
          (c) In the event that the Collateral Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by
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either the Collateral Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Article and of Section 10.04 that refer to the Collateral Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Collateral Agent, as the context may require.
          (d) Should any instrument in writing from any Loan Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent.
          Section 7.03 Liability of Agents.
          (a) The Administrative Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law.
          (b) No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.
          (c) Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Agent-Related Persons to carry out any “know your
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customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Agent-Related Persons.
          Section 7.04 Reliance by Agents. (a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent, as applicable. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.
          (b) For purposes of determining compliance with the conditions specified in Section 3.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the relevant Agent or Agents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto.
          Section 7.05 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to any Agent for the account of the Lenders, unless such Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “Notice of Default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent, in consultation with the Initial Lenders, shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article VI; provided, however, that unless and until the Administrative Agent has received any such direction, it may (but shall not be obligated to) take such action, or refrain from taking such action, in each case, in consultation with the Initial Lenders, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.
          Section 7.06 Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any
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matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.
          Section 7.07 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by any Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Commitments, the payment of all other Obligations and the resignation of each of the Agents. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 7.07 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Lender, its directors, shareholders or creditors and whether or not the transactions contemplated hereby are consummated.
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          Section 7.08 Agents in Their Individual Capacity.
          (a) CUSA, CGMI, LBI and Barclays and their respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though CUSA, CGMI, LBI and Barclays, as the case may be, were not an Agent hereunder, as the case may be, and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, each of CUSA, CGMI, LBI and Barclays and each of their respective Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that each of CUSA, CGMI, LBI and Barclays and their respective Affiliates shall be under no obligation to provide such information to them. With respect to its Advances, each of CUSA, CGMI, LBI and Barclays and their respective Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent, and the terms “Lender” and “Lenders” include CUSA, CGMI, LBI and Barclays in its individual capacity.
          (b) Each Lender understands that the Administrative Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 7.08(b) as “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrower, another Loan Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates. Each Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group. None of the Administrative Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders.
          (c) Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Loan Documents). Each Lender agrees that no member
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of the Agent’s Group is or shall be required to restrict its activities as a result of the Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Communications) concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Administrative Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Loan Parties or their Affiliates) or for its own account.
          Section 7.09 Successor Agent. Each Agent may resign from acting in such capacity upon 30 days’ notice to the Lenders and the Borrower. If an Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of such Agent, such Agent may appoint, after consulting with the Lenders, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article VII and Section 10.04 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.
          Section 7.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Advance shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 2.08 and 10.04) allowed in such judicial proceeding; and
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          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.08 and 10.04.
          Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
          Section 7.11 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent and the Collateral Agent, at their option and in their discretion,
          (a) to release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;
          (b) to subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 5.02(a);
          (c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or if all of such Person’s assets are sold or liquidated as permitted under the terms of the Loan Documents and the proceeds thereof are distributed to the Borrower; and
          (d) to acquire, hold and enforce any and all Liens on Collateral granted by and of the Loan Parties to secure any of the Secured Obligations, together with such other powers and discretion as are reasonably incidental thereto.
          Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders (acting on behalf of all the Lenders) will confirm in writing the Administrative Agent’s authority to release Liens or subordinate the interests of the Secured Parties in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 7.11.
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          Section 7.12 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “book runner,” “documentation agent,” “arranger,” or “lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
          Section 7.13 Intercreditor Arrangements. Each of the Lenders hereby acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 10.07) hereby (i) acknowledges that Citicorp USA, Inc. is acting under the Intercreditor Agreement in multiple capacities as the Administrative Agent (and/or the Collateral Agent) and the Revolving Facility Administrative Agent (and/or the “Collateral Agent” under the Revolving Credit Facility) and (ii) waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against Citicorp USA, Inc. any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 10.07) hereby authorizes and directs Citicorp USA, Inc. to enter into the Intercreditor Agreement on behalf of such Lender and agrees that Citicorp USA, Inc., in its various capacities thereunder, may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the Collateral Documents, the terms of the Intercreditor Agreement shall govern and control except as expressly set forth in the Intercreditor Agreement.
ARTICLE VIII
SUBSIDIARY GUARANTY
          Section 8.01 Subsidiary Guaranty. Each Guarantor, severally, unconditionally and irrevocably guarantees (the undertaking by each Guarantor under this Article VIII being the “Guaranty”) the punctual payment when due, whether at scheduled maturity or at a date fixed for prepayment or by acceleration, demand or otherwise, of all of the Obligations of each of the other Loan Parties now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premium, fees, indemnification payments, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Administrative Agent or any of the other Secured Parties solely in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any of the other Loan Parties to the Administrative Agent or any of the other Secured Parties under or in respect of the Loan
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Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.
          Section 8.02 Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any other Secured Party with respect thereto. The Obligations of each Guarantor under this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents, and a separate action or actions may be brought and prosecuted against such Guarantor to enforce this Guaranty, irrespective of whether any action is brought against any other Loan Party or whether any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be absolute, unconditional and irrevocable irrespective of, and such Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any and all of the following:
          (a) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto;
          (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;
          (c) any taking, exchange, release or nonperfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any Subsidiary Guaranty or any other guaranty, for all or any of the Guaranteed Obligations;
          (d) any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents, or any other property and assets of any other Loan Party or any of its Subsidiaries;
          (e) any change, restructuring or termination of the corporate structure or existence of any other Loan Party or any of its Subsidiaries;
          (f) any failure of the Administrative Agent or any other Secured Party to disclose to any Loan Party any information relating to the financial condition, operations, properties or prospects of any other Loan Party now or hereafter known to the Administrative Agent or such other Secured Party, as the case may be (such Guarantor waiving any duty on the part of the Secured Parties to disclose such information);
          (g) the failure of any other Person to execute this Guaranty or any other guarantee or agreement of the release or reduction of the liability of any of the other Loan Parties or any other guarantor or surety with respect to the Guaranteed Obligations; or
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          (h) any other circumstance (including, without limitation, any statute of limitations or any existence of or reliance on any representation by the Administrative Agent or any other Secured Party) that might otherwise constitute a defense available to, or a discharge of, such Guarantor, any other Loan Party or any other guarantor or surety other than payment in full in cash of the Guaranteed Obligations.
This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any other Secured Party or by any other Person upon the insolvency, bankruptcy or reorganization of any other Loan Party or otherwise, all as though such payment had not been made.
          Section 8.03 Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty, and any requirement that the Administrative Agent or any other Secured Party protect, secure, perfect or insure any Lien or any property or assets subject thereto or exhaust any right or take any action against any other Loan Party or any other Person or any Collateral.
          (b) Each Guarantor hereby unconditionally waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
          (c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Secured Parties which in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral, and (ii) any defense based on any right of setoff or counterclaim against or in respect of such Guarantor’s obligations hereunder.
          (d) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 8.02 and this Section 8.03 are knowingly made in contemplation of such benefits.
          Section 8.04 Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or may hereafter acquire against any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of its Obligations under this Guaranty or under any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any other Secured Party against such other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from such other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of
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such claim, remedy or right, until such time as all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Secured Hedge Agreements shall have expired or been terminated and the Commitments shall have expired or terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of all of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the latest date of expiration or termination of all Secured Hedge Agreements, and (c) the Termination Date, such amount shall be held in trust for the benefit of the Administrative Agent and the other Secured Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall pay to the Administrative Agent all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) all Secured Hedge Agreements shall have expired or been terminated, and (iv) the Termination Date shall have occurred, the Administrative Agent and the other Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer of subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from the payment made by such Guarantor.
          Section 8.05 Additional Guarantors. Upon the execution and delivery by any Person of a guaranty joinder agreement in substantially the form of Exhibit H hereto (each, a “Guaranty Supplement”), (i) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (ii) each reference herein to “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall include each such duly executed and delivered Guaranty Supplement.
          Section 8.06 Continuing Guarantee; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of all of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the latest date of expiration or termination of and all Secured Hedge Agreements, and (iii) the Termination Date, (b) be binding upon each Guarantor and its successors and assigns and (c) inure to the benefit of, and be enforceable by, the Administrative Agent and the other Secured Parties and their respective successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitment or Commitments, the Advances owing to it and the Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender under this Article VIII or otherwise, in each case as provided in Section 10.07.
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          Section 8.07 No Reliance. Each Guarantor has, independently and without reliance upon any Agent or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty and each other Loan Document to which it is or is to be a party, and such Guarantor has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party.
          Section 8.08 No Reliance. Each Guarantor which is incorporated or formed under the laws of a jurisdiction located within the United States, and by its acceptance of this Guaranty, the Agents and each Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Guaranteed Obligations of such Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of U.S. bankruptcy laws, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Guaranteed Obligations of such Guarantor hereunder. To effectuate the foregoing intention, the Agents, the Secured Parties and such Guarantors hereby irrevocably agree that the Guaranteed Obligations of such Guarantor under this Guaranty at any time shall be limited to the maximum amount as will not result in the Guaranteed Obligations of such Guarantor under this Guaranty constituting a fraudulent transfer or conveyance.
ARTICLE IX
[RESERVED]
ARTICLE X
MISCELLANEOUS
          Section 10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or the Initial Lenders, as applicable) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall;
          (a) waive any condition set forth in Section 3.01(a) without the written consent of each Initial Lender;
          (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 2.05 or Section 6.01) without the written consent of such Lender;
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          (c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
          (d) reduce the principal of, or the rate of interest specified herein on, any Advance, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
          (e) change (i) Section 2.02(a) in a manner that would alter the pro rata nature of Borrowings required thereby or (ii) Section 2.13 in a manner that would alter the pro rata sharing of payments required thereby, in each case with respect to clauses (i) and (ii) of this Section 10.01(e), without the written consent of each Lender;
          (f) change the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or grant any consent hereunder, without the written consent of each Lender;
          (g) [Reserved];
          (h) except in connection with a transaction permitted under this Agreement, release all or substantially all of the value of the Guarantors from the Guaranty or release all or substantially all of the Collateral without the written consent of each Lender;
and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender. In the event that the Borrower requests that this Agreement or any other Loan Document be amended in a manner which would require the consent of each Lender and such modification or amendment is agreed to by the Required Lenders, then the Borrower and the Administrative Agent shall be permitted to amend this Agreement or such other Loan Document without the consent of the Lender or Lenders which did not agree to the modification or amendment requested by the Borrower (such Lender or Lenders, collectively, the “Non-Consenting Lenders”) to provide for (i) the termination of the Commitment of each of the Non Consenting Lenders, (ii) the addition to this Agreement of one or more other financial institutions (each of which shall meet the requirements of Section 10.07), or an increase in the Commitment of one or more of the Required Lenders approving such modification or amendment, so that the aggregate value of the sum of each of the Lenders’ Commitments after giving effect to such amendment shall be in the same amount as the aggregate value of the sum of each of the Lenders’ Commitments immediately before giving effect to such amendment, (iii) if any Advances are outstanding at the time of such amendment, the making of such additional Advances by such new financial institutions or Required Lenders, as the case may be, as may be necessary to repay in full the outstanding Advances (including principal, interest, fees and other amounts due and owing under the Loan Documents) of the Non-Consenting Lenders
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immediately before giving effect to such amendment and (iv) such other modifications to this Agreement as may be appropriate.
          Notwithstanding anything to the contrary in this Section 10.01, if at any time on or before the date that is sixty (60) days following the Closing Date, the Administrative Agent and the Borrowers shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.
          Each Loan Party acknowledges the agreements set forth in the Fee Letter and agrees that it will execute and deliver such amendments to the Loan Documents as shall be deemed advisable by the Lead Arrangers to give effect to the provisions of the Fee Letter. Notwithstanding anything to the contrary in this Section 10.01, the Administrative Agent and the Loan Parties shall be permitted to execute and deliver such amendments and such amendments shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.
          Section 10.02 Notices, Etc. (a) All notices and other communications provided for hereunder shall be in writing (including telegraphic or telecopy communication) and mailed, telegraphed, telecopied or delivered, if to the Borrower or any Guarantor, at the Borrower’s address at 4500 Dorr Street, Toledo, Ohio 43615, Attention: Treasurer, as well as to the attention of the general counsel of the Borrower at the Borrower’s address, fax number (419) 535-4544; if to any Initial Lender, at its Applicable Lending Office, respectively, specified opposite its name on Schedule I hereto; if to any other Lender, at its Applicable Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; if to the Administrative Agent, at its address at 388 Greenwich Street, New York, New York 10013, fax number (646) 328-3782, Attention: Shapleigh Smith, as well as to Shearman & Sterling, counsel to the Administrative Agent, at its address at 599 Lexington Avenue, New York, New York 10022, fax number (212) 848-7179, Attention: Maura O’Sullivan, Esq.; or, as to the Borrower, any Guarantor or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telegraphed or telecopied, be effective three Business Days after being deposited in the U.S. mails, first class postage prepaid, delivered to the telegraph company or confirmed as received when sent by telecopier, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or VII shall not be effective until received by the Administrative Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.
          (b) The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices,
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requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a Conversion of an existing, Borrowing or other Extension of Credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other Extension of Credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on an Informational Website or a substantially similar electronic transmission system (the “Platform”).
          (c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
          (d) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees
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to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
          Section 10.03 No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
          Section 10.04 Costs, Fees and Expenses. (a) Each Loan Party agrees (i) to pay or reimburse the Administrative Agent, the Syndication Agent, the Collateral Agent, the Documentation Agent and each Lead Arranger for all reasonable costs and expenses incurred by each such Agent in connection with (a) the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), (b) the syndication and funding of the Term Facility, (c) the creation, perfection or protection of the liens under the Loan Documents (including all reasonable search, filing and recording fees) and (d) the ongoing administration of the Loan Documents (including the preparation, negotiation and execution of any amendments, consents, waivers, assignments, restatements or supplements thereto and costs associated with insurance reviews, collateral audits, field exams, collateral valuations and collateral reviews); provided, that, prior to the occurrence, and during the continuance, of a Default or Event of Default, reasonable attorney’s fees shall be limited to one primary counsel and, if reasonably required by any Agent, local or specialist counsel, provided further that no such limitation shall apply if counsel determines in good faith that there is a conflict of interest that requires separate representation for any party, and (ii) to pay or reimburse each Agent and each of the Lenders for all reasonable documented costs and expenses, incurred by such Agent or such Lenders and in connection with (a) the enforcement of the Loan Documents or collection of payments due from any Loan Party and (b) any legal proceeding relating to or arising out of the Revolving Credit Facility or the other transactions contemplated by the Loan Documents. The foregoing fees, costs and expenses shall include all search, filing, recording, title insurance, collateral review, monitoring, and appraisal charges and fees and taxes related thereto, and other reasonable out-of-pocket expenses incurred by the Agents and the cost of independent public accountants and other outside experts retained jointly by the Agents. All amounts due under this Section 10.04(a) shall be payable within ten Business Days after demand therefor accompanied by an appropriate invoice. The agreements in this Section shall survive the termination of the Commitments and repayment of all other Obligations.
          (b) Whether or not the transactions contemplated hereby are consummated, each Loan Party shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, advisors, attorneys-in-fact and representatives (collectively the “Indemnitees”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and disbursements
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of counsel), joint or several that may be incurred by, or asserted or awarded against any Indemnitee, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment or Advance or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any other Loan Party, or any Liability related in any way to the Borrower or any other Loan Party in respect of Environmental Laws, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such claim, damage, loss, liability or expense is determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower or any of its Subsidiaries, any security holders or creditors of the foregoing an Indemnitee or any other Person, or an Indemnitee is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. No Indemnitee shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower or any of its Subsidiaries for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct. In no event, however, shall any Indemnitee be liable to the Borrower or any of its Subsidiaries on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). No Indemnitee shall be liable to the Borrower or any of its Subsidiaries for any damages arising from the use by others of any information or other materials obtained through an Informational Website or other similar information transmission systems in connection with this Agreement. All amounts due under this Section 10.04(b) shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.
          (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(b)(i) or 2.10(d), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Borrower shall, upon
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demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any actual loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.
          Section 10.05 Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement and the Note or Notes (if any) held by such Lender, irrespective of whether such Lender shall have made any demand under this Agreement or such Note or Notes and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set off and application; provided, however, that the failure to give such notice shall not affect the validity of such set off and application. The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its respective Affiliates may have.
          Section 10.06 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the Guarantors and each Agent, and the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender.
          Section 10.07 Successors and Assigns. (a) Each Lender may assign all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of any or all Facilities, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 under each Facility for which a Commitment is being assigned, (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes (if
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any) subject to such assignment and a processing and recordation fee of $3,500 (which shall not be payable by the Borrower). The parties hereto acknowledge and agree that, at the election of the Administrative Agent, any such Assignment and Acceptance may be electronically executed and delivered to the Administrative Agent via an electronic loan assignment confirmation system acceptable to the Administrative Agent (which shall include ClearPar, LLC).
          (b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.12 and 10.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
          (c) By executing and delivering an Assignment and Acceptance, each Lender assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.
          (d) The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of the Borrower, shall maintain at its address referred to in Section 10.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the
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recordation of the names and addresses of the Lenders and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.
          (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof and a copy of such Assignment and Acceptance to the Borrower and each other Agent. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes (if any) a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Acceptance and, if any assigning Lender that had a Note or Notes prior to such assignment has retained a Commitment hereunder under such Facility, a new Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto, as the case may be.
          (f) [Reserved].
          (g) Each Lender may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest (other than default interest) on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release a substantial portion of the value of the Collateral or the value of the Guaranties and (vi) the participating banks or other entities shall be entitled to the benefit of Section 2.12 to the same extent as if they were a Lender but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant and only if such participant agrees to comply with Section 2.12(e) as though it were a Lender.
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          (h) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender in accordance with Section 10.09 hereof.
          (i) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time (and without the consent of the Administrative Agent or the Borrower) create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System
          (j) Notwithstanding anything to the contrary contained herein, any Lender that is a fund that invests in bank loans may create a security interest in all or any portion of the Advances owing to it and the Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such fund as security for such obligations or securities, provided, however, that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.
          (k) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided, however, that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, (ii) no SPC shall be entitled to the benefits of Sections 2.10 and 2.12 (or any other increased costs protection provision) and (iii) the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Debt of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained in
Dana—Term Credit and Guaranty Agreement

this Agreement, any SPC may (i) with notice to, but without prior consent of, the Borrower and the Administrative Agent, assign all or any portion of its interest in any Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. This subSection (k) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advances are being funded by the SPC at the time of such amendment.
          Section 10.08 Execution in Counterparts; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or other electronic communication shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement and the other Loan Documents, together with the provisions of the Commitment Letter that are stated to survive the execution hereof and the Fee Letter, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
          Section 10.09 Confidentiality; Press Releases, Related Matters and Treatment of Information. (a) No Agent or Lender shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (i) to such Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential, need to know basis, (ii) as requested or required by any law, rule or regulation or judicial process or (iii) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.
          (b) Each of the parties hereto and each party joining hereafter agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of any Lender or its Affiliates or referring to this Agreement or any of the other Loan Documents without at least 2 Business Days’ prior notice to such Lender and without the prior written consent of such Lender or unless (and only to the extent that) such party or Affiliate is required to do so under law and then, in any event, such party or Affiliate will consult with the Borrower, the Administrative Agent and such Lender before issuing such press release or other public disclosure. Each party consents to the publication by the Agents or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. The Agents reserve the right to provide to industry trade organizations such necessary and customary information needed for inclusion in league table measurements.
          (c) Certain of the Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to any of the Loan Parties or their securities (“Restricting Information”). Other Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information. Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the such issuer of such securities or, subject to certain limited
Dana—Term Credit and Guaranty Agreement

exceptions, from communicating such information to any other Person. Neither the Administrative Agent nor any of its Agent-Related Persons shall, by making any Communications (including Restricting Information) available to a Lender, by participating in any conversations or other interactions with a Lender or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its Agent-Related Persons be responsible or liable in any way for any decision a Lender may make to limit or to not limit its access to Restricting Information. In particular, none of the Administrative Agent nor any of its Agent-Related Persons (i) shall have, and the Administrative Agent, on behalf of itself and each of its Agent-Related Persons, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender has or has not limited its access to Restricting Information, such Lender’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to any Loan Party or Lender or any of their respective Agent-Related Persons arising out of or relating to the Administrative Agent or any of its Agent-Related Persons providing or not providing Restricting Information to any Lender.
          (d) Each Loan Party agrees that (i) all Communications it provides to the Administrative Agent intended for delivery to the Lenders whether by posting to the Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications do not contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Communications as either publicly available information or not material information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of this Agreement) with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Lenders and may be made available through a portion of the Platform designated “Public Side Information,” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Platform not designated “Public Side Information.” Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by a Loan Party regarding whether a Communication contains or does not contain material non-public information with respect to any of the Loan Parties or their securities nor shall the Administrative Agent or any of its Affiliates incur any liability to any Loan Party, any Lender or any other Person for any action taken by the Administrative Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender that may decide not to take access to Restricting Information.
          (e) Each Lender acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information. Accordingly, each Lender agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf. Each Lender agrees to notify the Administrative Agent from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.
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          (f) Each Lender acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lenders generally. Each Lender that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lenders may have access to Restricting Information that is not available to such electing Lender. None of the Administrative Agent nor any Lender with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender or to use such Restricting Information on behalf of such electing Lender, and shall not be liable for the failure to so disclose or use, such Restricting Information.
          (g) Clauses (c), (d), (e) and (f) of this Section 10.09 are designed to assist the Administrative Agent, the Lenders and the Loan Parties, in complying with their respective contractual obligations and applicable law in circumstances where certain Lenders express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lenders hereunder or thereunder may contain Restricting Information. Neither the Administrative Agent nor any of its Agent-Related Persons warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its Agent-Related Persons warrant or make any other statement to the effect that a Loan Party or Lender’s adherence to such provisions will be sufficient to ensure compliance by such Loan Party or Lender with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lenders and each Loan Party assumes the risks associated therewith.
          Section 10.10 Patriot Act Notice. Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or such Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide the extent commercially reasonable, such information and take such actions as are reasonably requested by any Agents or any Lender in order to assist the Agents and the Lenders in maintaining compliance with the Patriot Act.
          Section 10.11 Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any
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right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.
          (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          Section 10.12 Governing Law.
          This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.
          Section 10.13 Waiver of Jury Trial.
          Each of the Guarantors, the Borrower, the Agents and the Lenders irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances or the actions of the Administrative Agent or any Lender in the negotiation, administration, performance or enforcement thereof.
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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

DANA HOLDING CORPORATION, as Borrower
By:	/s/ Kenneth A. Hiltz
	Name:	Kenneth A. Hiltz
	Title:	Chief Financial Officer

By:	/s/ Teresa L. Mulawa
	Name:	Teresa L. Mulawa
	Title:	Treasurer

[Signature Page to Term Credit and Guaranty Agreement]

DANA LIMITED, as a Guarantor
By:	/s/ Marc S. Levin
	Name:	Marc S. Levin
	Title:	Secretary

DANA AUTOMOTIVE SYSTEMS GROUP, LLC, as a Guarantor
By:	/s/ Marc S. Levin
	Name:	Marc S. Levin
	Title:	Secretary

DANA DRIVESHAFT PRODUCTS, LLC, as a Guarantor
By:	/s/ Marc S. Levin
	Name:	Marc S. Levin
	Title:	Secretary

DANA DRIVESHAFT MANUFACTURING, LLC, as a Guarantor
By:	/s/ Marc S. Levin
	Name:	Marc S. Levin
	Title:	Secretary

DANA LIGHT AXLE PRODUCTS, LLC, as a Guarantor
By:	/s/ Marc S. Levin
	Name:	Marc S. Levin
	Title:	Secretary

DANA LIGHT AXLE MANUFACTURING, LLC, as a Guarantor
By:	/s/ Marc S. Levin
	Name:	Marc S. Levin
	Title:	Secretary

[Signature Page to Term Credit and Guaranty Agreement]

DANA SEALING PRODUCTS, LLC, as a Guarantor
By:	/s/ Marc S. Levin
	Name:	Marc S. Levin
	Title:	Secretary

DANA SEALING MANUFACTURING, LLC, as a Guarantor
By:	/s/ Marc S. Levin
	Name:	Marc S. Levin
	Title:	Secretary

DANA STRUCTURAL PRODUCTS, LLC, as a Guarantor
By:	/s/ Marc S. Levin
	Name:	Marc S. Levin
	Title:	Secretary

DANA STRUCTURAL MANUFACTURING, LLC, as a Guarantor
By:	/s/ Marc S. Levin
	Name:	Marc S. Levin
	Title:	Secretary

DANA THERMAL PRODUCTS, LLC, as a Guarantor
By:	/s/ Marc S. Levin
	Name:	Marc S. Levin
	Title:	Secretary

DANA HEAVY VEHICLE SYSTEMS GROUP, LLC, as a Guarantor
By:	/s/ Marc S. Levin
	Name:	Marc S. Levin
	Title:	Secretary

[Signature Page to Term Credit and Guaranty Agreement]

DANA COMMERCIAL VEHICLE PRODUCTS, LLC, as a Guarantor
By:	/s/ Marc S. Levin
	Name:	Marc S. Levin
	Title:	Secretary

DANA COMMERCIAL VEHICLE MANUFACTURING, LLC, as a Guarantor
By:	/s/ Marc S. Levin
	Name:	Marc S. Levin
	Title:	Secretary

SPICER HEAVY AXLE & BRAKE, INC., as a Guarantor
By:	/s/ Marc S. Levin
	Name:	Marc S. Levin
	Title:	Vice President and Secretary

DANA OFF HIGHWAY PRODUCTS, LLC, as a Guarantor
By:	/s/ Marc S. Levin
	Name:	Marc S. Levin
	Title:	Secretary

DTF TRUCKING INC., as a Guarantor
By:	/s/ Marc S. Levin
	Name:	Marc S. Levin
	Title:	Vice President and Secretary

DANA WORLD TRADE CORPORATION, as a Guarantor
By:	/s/ Marc S. Levin
	Name:	Marc S. Levin
	Title:	Vice President and Secretary

[Signature Page to Term Credit and Guaranty Agreement]

DANA AUTOMOTIVE AFTERMARKET, INC., as a Guarantor
By:	/s/ Marc S. Levin
	Name:	Marc S. Levin
	Title:	Vice President and Secretary

[Signature Page to Term Credit and Guaranty Agreement]

DANA GLOBAL PRODUCTS, INC., as a Guarantor
By:	/s/ Rodney R. Filcek
	Name:	Rodney R. Filcek
	Title:	President

[Signature Page to Term Credit and Guaranty Agreement]

CITICORP USA, INC., as Administrative Agent, Collateral Agent, and an Initial Lender
By:	/s/ Dale E. Goncher
	Name:	Dale E. Goncher
	Title:	Vice President

CITIGROUP GLOBAL MARKETS INC., as Joint Lead Arranger and Joint Bookrunner
By:	/s/ Dale E. Goncher
	Name:	Dale E. Goncher
	Title:	Vice President

[Signature Page to Term Credit and Guaranty Agreement]

LEHMAN BROTHERS INC., as Joint Lead Arranger, Joint Bookrunner and Syndication Agent
By:	/s/ Jeff Ogden
	Name:	Jeff Ogden
	Title:	Managing Director

LEHMAN BROTHERS COMMERCIAL BANK, as an Initial Lender
By:	/s/ Jeff Ogden
	Name:	Jeff Ogden
	Title:	Managing Director

LEHMAN BROTHERS COMMERCIAL PAPER INC., as an Initial Lender
By:	/s/ Jeff Ogden
	Name:	Jeff Ogden
	Title:	Managing Director

[Signature Page to Term Credit and Guaranty Agreement]

BARCLAYS BANK PLC, as Documentation Agent and an Initial Lender
By:	/s/ Diane Rolfe
	Name:	Diane Rolfe
	Title:	Director

[Signature Page to Term Credit and Guaranty Agreement]